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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 24, 1998

                           JONES APPAREL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         PENNSYLVANIA                                                     06-0935166
 (STATE OR OTHER JURISDICTION               1-10746                      (IRS EMPLOYER
       OF INCORPORATION            (COMMISSION FILE NUMBER)         IDENTIFICATION NUMBER)

                             250 RITTENHOUSE CIRCLE
                               BRISTOL, PA 19007
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (215) 785-4000

                                 NOT APPLICABLE
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED FROM LAST REPORT)

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

ITEM 5.  OTHER EVENTS

     On September 10, 1998, Jones Apparel Group, Inc., a Pennsylvania corporation (the "Company" or "Jones"), Sun Apparel, Inc., a Texas corporation ("Sun"), the shareholders of Sun (the "Shareholders") and SAI Acquisition Corp., a wholly-owned subsidiary of Jones ("SAI"), entered into an Agreement and Plan of Merger. A copy of the Merger Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference. The Merger Agreement contains customary representations, warranties, covenants (including certain non-competition and non-interference provisions for Eric Rothfeld and Mindy Grossman) and conditions and certain indemnification provisions.

     The Merger Agreement provides for Sun to be merged into SAI (which will change its name to Sun Apparel, Inc.), thus becoming a wholly-owned subsidiary of Jones (the "Acquisition"). At closing Jones will (i) pay approximately $125 million in cash, (ii) issue approximately 4.8 million shares of Jones common stock to the Shareholders, valued at the closing price of Jones common stock on the date the Merger Agreement was signed and announced, subject to final adjustment in the proportions of cash and stock, depending upon the price at which Jones common stock trades immediately preceding the closing, and (iii) refinance approximately $232 million of Sun debt. In addition, the Shareholders will be entitled to receive $2 for each $1 by which Sun's earnings before interest and taxes exceed the amounts in the table below (the "Contingent Payments"). Contingent Payments, if any, will be paid 59% in cash and 41% in Jones common stock (the value of which will be determined by the prices at which Jones common stock trades in a defined period preceding delivery in each year).

                     TARGET YEAR                       THRESHOLD AMOUNT
                     -----------                       ----------------
                                                        (IN MILLIONS)
1998.................................................       $57.0
1999.................................................        58.0
2000.................................................        63.0
2001.................................................        85.0

     Jones believes that the Acquisition provides the following benefits to both Jones and Sun:

     - provides complementary product lines over similar distribution channels, through the Polo Jeans licensed brand;

     - introduces Jones to the mass merchandise market distribution channel through Sun's private and branded label business;

     - combines experienced management teams;

     - further solidifies Jones' position as one of the largest licensees of the Polo Ralph Lauren Corporation;

     - provides vertical manufacturing expertise in the jeanswear business; and

     - leverages Jones' existing infrastructure.

     A copy of the Press Release, dated September 10, 1998, issued by the Company relating to the Merger Agreement, is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

     In connection with the Acquisition, employment agreements which will take effect at the closing have been entered into between SAI and Eric Rothfeld, the controlling shareholder of Sun and its Chairman, Chief Executive Officer and President, and between a subsidiary of Sun and Mindy Grossman, Executive Vice President of Sun and President and Chief Executive Officer of the Polo Jeans Company Division of Sun. Copies of the employment agreements are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. Both employment agreements run through December 31, 2001, and contain significant incentive compensation awards based on Sun's and the Polo Jeans Company Division's earnings, respectively, through the employment period. Both employment agreements also contain certain non-competition and non-interference obligations while the individuals are employed by Sun, and for certain periods thereafter. Upon consummation of the Acquisition, Eric Rothfeld will become a member of the Jones board of directors.

     Jones and the Shareholders also have entered into a Registration Rights Agreement, which provides for the registration under the Securities Act of 1933 (the "Securities Act") of resales of the Jones common stock

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issued to the Shareholders at the closing, and the Jones common stock which may be issued as part of the Contingent Payments. The Registration Rights Agreement requires Jones to maintain for five years from the closing a shelf registration statement covering resales of such common stock, and gives each of the two principal Shareholders a right to one registration for an underwritten stock offering. Shares of Jones common stock issued at the closing to Eric Rothfeld and certain other Shareholders may not be sold until after six months from the closing, and thereafter may be sold in amounts equal to 20% of the number of such shares in each succeeding six-month period. After 30 months from the closing, all such restrictions on transfer will expire. A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

     Jones expects to use a combination of borrowings under its Senior Credit Facilities (defined below), together with the net proceeds of an offering (the "Offering") of $300 million principal amount of senior unsecured notes (the "Notes") to be issued in an unregistered offering pursuant to exemptions under Rule 144A and Regulation S of the Securities Act, to finance the cash portion of the purchase price for Sun (approximately $125 million), to refinance existing indebtedness of Sun (approximately $232 million), to pay related expenses (approximately $10 million) and for general corporate purposes, including working capital and stock repurchases. The Offering of the Notes has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     In connection with the Acquisition, Jones intends to replace its existing credit lines and enter into new term and revolving credit facilities in an aggregate principal amount of up to $850 million (the "Senior Credit Facilities"). The Senior Credit Facilities will consist of (i) an aggregate $600 million of 364-day credit facilities, to be allocated between a $300 million 364-day revolving credit facility (to be available for trade letters of credit) and a $300 million 364-day term loan facility (which term loan facility will only be utilized to the extent the Offering is not completed), and (ii) an aggregate of $250 million of three-year credit facilities, to be allocated between a $100 million term loan facility and a $150 million revolving credit facility.

     Jones may utilize a portion of the proceeds under the three-year revolving credit facility to execute repurchases under its common stock repurchase program. The repurchase program authorizes Jones to purchase shares in the open market and the repurchased shares are held as treasury shares. Jones has repurchased $195.1 million of its shares as of September 18, 1998, since the program's inception in December 1995. An additional $100 million was approved by the Jones Board of Directors on September 16, 1998, to provide for additional repurchases. Jones may authorize additional share repurchases in the future depending on, among other things, market conditions and Jones' financial condition.

     Set forth below is additional information for security holders about Sun, the Acquisition and related transactions.

1.  STRATEGY

     In addition to its nationally recognized brand names, Jones believes it enjoys a number of competitive strengths, including its design team, worldwide network of manufacturers and reputation for customer service. Jones seeks to capitalize on these competitive advantages and the benefits of the Acquisition through the following growth strategies:

     EXPAND LAUREN BY RALPH LAUREN LINE. The Acquisition will allow Jones to capitalize on the success of the Lauren by Ralph Lauren line by introducing jeanswear products under the brand. Jones' previous licensing arrangement with Polo Ralph Lauren precluded Jones from doing so. Jones believes that Sun's expertise in the jeanswear manufacturing and finishing process, coupled with Jones' marketing strengths, will provide an opportunity to create a significant denim business. Jones also plans to introduce large sizes under the Lauren by Ralph Lauren label for the Fall 1999 season.

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

     EXPAND DISTRIBUTION CHANNELS. The acquisition of the Sun Apparel business introduces Jones to new distribution channels, such as moderate department stores and specialty stores, as well as to mass-market distribution chains such as Wal-Mart. Jones has historically not distributed its products through these channels. Jones believes that Sun's sales expertise in these markets provides an opportunity for the newly combined entity to introduce brand names (other than their current brand names) to these new channels.

     EXPAND EXISTING PRIMARY PRODUCT LINES. Jones intends to increase the number of department store locations that sell its four major brands and the amount of retail space devoted to those brands within existing department store locations. The combination of two major Ralph Lauren product resources (Lauren by Ralph Lauren and Polo Jeans Company) complemented by Jones' existing array of labels will further enhance Jones' status as one of the primary apparel resources for many of its retail accounts. The Acquisition will also increase Jones' leverage with its department store customers. As a primary apparel resource, Jones can influence the mix and timing of orders, which allows Jones to more effectively market complete product lines and minimize excess inventory.

     EXPAND POLO JEANS COMPANY RALPH LAUREN BRAND. Jones believes that there are many opportunities to grow the Polo Jeans brand licensed by Sun, including:

     - expanding existing and installing additional in-store shops. In-store shops are areas within department stores dedicated to Polo Jeans Products utilizing signature Polo Jeans fixtures;

     - increasing the number of department and specialty stores carrying Polo Jeans Products;

     - increasing sales to Polo Ralph Lauren retail stores, which Jones believes will augment Polo Jeans Products sales and enhance consumer recognition of the brand; and

     - broadening product offerings within the Polo Jeans collection, such as new jeanswear products, as well as casual bottoms, knitwear, sweaters and outerwear.

     EXPAND SUN DIVISION BUSINESS. Jones believes that there are many opportunities to grow the Sun Division business, including:

     - further penetrating Sun's existing customer base by distributing its products in new departments and offering additional merchandise within existing departments;

     - expanding its account base by capitalizing on Sun's reputation as a manufacturer and distributor of quality jeanswear and on the success of the Polo Jeans business; and

     - broadening Sun's offerings of jeanswear and casual bottoms.

     ADD NEW PRODUCT LINES AND BRAND NAMES. Jones has announced that it will introduce a new brand for the Fall 1999 season, Ralph by Ralph Lauren, licensed from Polo Ralph Lauren Corporation. The label will cover a new sportswear collection, at better price points, targeting 16- to 25-year old women, a market which Jones does not directly target with any other brands. Additionally, Jones seeks to introduce new product lines under its existing brands, such as the Jones New York men's sportswear line launched for the Fall 1998 season and the recently introduced, more moderately priced Todd Oldham jeanswear and sportswear line under the TO(2) brand name for the junior market.

     CAPITALIZE ON VERTICAL MANUFACTURING EXPERTISE. Sun has devoted substantial resources to the development of low-cost, high-quality manufacturing and sourcing and is vertically integrated in manufacturing jeanswear and casual bottoms. Additionally, Sun plans to shift cutting and portions of its other operations from the United States to Mexico to further reduce manufacturing costs. Sun's vertical manufacturing expertise and cost efficiency in this area will provide Jones with a more efficient source for its Jones Jeans line, and will offer the opportunity to expand other lines (such as Lauren by Ralph Lauren) into denim.

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

2.  PROPOSED REORGANIZATION

     Jones is considering a corporate reorganization that it believes would have certain tax benefits. If Jones consummates the reorganization, a new subsidiary of Jones would become the primary obligor under the Notes, with Jones guaranteeing the Notes. The target date for implementation is January 1, 1999.

     Jones is currently the parent and primary operating company. It has three principal subsidiaries: one which conducts its retail outlet business, another which owns its Canadian and other international subsidiaries and a third which holds Jones' trademarks and collects licensing income. Following consummation of the Acquisition, Sun will also be a subsidiary of Jones.

     Under the proposed reorganization, Jones would transfer all operations now directly conducted by Jones to a newly created Pennsylvania subsidiary. Jones would be the ultimate holding company, with a new Delaware holding company (itself the only direct subsidiary of Jones) as an intermediate holding company that directly holds the interest in the new operating subsidiary and the other subsidiaries. In addition, at the time the reorganization is implemented, the newly created Delaware holding company may form two new subsidiaries: one to provide retail consultant and fixture services and another for factoring certain receivables.

     If Jones proceeds with the reorganization, the new operating subsidiary would become the primary obligor under the Notes, with both Jones and the new Delaware holding company guaranteeing the Notes on a full and unconditional basis. At the same time, the new operating subsidiary would become the borrower under the Senior Credit Facilities, with both Jones and the new Delaware holding company providing guarantees.

3.  RISK FACTORS

COMPETITION; CHANGES IN FASHION TRENDS

     The apparel industry is highly competitive. Competition in this industry takes many forms, including the following:

     - establishing and maintaining favorable brand recognition;
     - developing products sought by consumers;
     - implementing appropriate pricing;
     - providing strong marketing support; and
     - obtaining access to retail outlets and sufficient floor space.

     There is intense competition in the sectors of the apparel industry in which Jones and Sun participate. Jones and Sun each compete with many other manufacturers, some of which are larger and have greater resources. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on Jones. Additionally, customer tastes and fashion trends can change rapidly. Jones may not be able to anticipate, gauge or respond to such changes in a timely manner. If Jones misjudges the market for its products or product groups, it may be faced with a significant amount of unsold finished goods inventory, which could have a material adverse effect on Jones.

CONCENTRATION OF CUSTOMERS

     Jones' ten largest customers (typically department stores) accounted for approximately 67% of sales in each of 1997 and the first half of 1998. Sun's ten largest customers accounted for 48% of its sales in 1997 and 60% of its sales in the first half of 1998. While no single department or specialty store accounted for more than 10% of net sales for either Jones or Sun, certain of Jones' and Sun's customers are under common ownership. Department stores owned by the following entities accounted for the following percentages of Jones' sales:

JONES CUSTOMER                                                1997    FIRST HALF OF 1998
--------------                                                ----    ------------------
Federated Department Stores, Inc. ..........................   20%            18%
May Department Store Company................................   19%            17%
Remainder of ten largest customers..........................   28%            32%

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

     Department stores owned by the following entities accounted for the following percentages of Sun's sales:

SUN CUSTOMER                                                  1997    FIRST HALF OF 1998
------------                                                  ----    ------------------
Federated Department Stores, Inc. ..........................   13%            12%
Remainder of ten largest customers..........................   35%            48%

     Jones believes that purchasing decisions are generally made independently by individual department stores within a commonly-controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to Jones of such concentration increases. The loss of any of Jones' or Sun's largest customers, or the bankruptcy or material financial difficulty of any customer or any of the companies above, could have a material adverse effect on Jones. Jones and Sun do not have long-term contracts with any of their customers, and sales to customers generally occur on an order-by-order basis. As a result, customers can terminate their relationships with Jones or Sun at any time or under certain circumstances cancel or delay orders.

SIGNIFICANT DEPENDENCE ON LICENSE AGREEMENTS WITH POLO RALPH LAUREN CORPORATION

     The termination or non-renewal of Jones' and Sun's exclusive licenses to manufacture and market clothing under the Lauren by Ralph Lauren and Polo Jeans Company trademarks in the United States and elsewhere would have a material adverse effect upon Jones. Jones' Lauren by Ralph Lauren line and Sun's Polo Jeans business represent material portions of each company's sales and profits. Jones and Sun sell products bearing those trademarks under exclusive licenses from affiliates of Polo Ralph Lauren Corporation. The Acquisition increases Jones' dependence on Polo Ralph Lauren. On a pro forma basis, net sales by Jones and Sun of products bearing these trademarks would have been 27.1% of the consolidated entity's total net sales for the year ended December 31, 1997 and 30.3% of the consolidated entity's total net sales for the six-month period ending June 28, 1998. In addition, Jones has announced that it will introduce for Fall 1999 a line of sportswear directed to younger women under the trademark Ralph by Ralph Lauren, under an additional exclusive license from Polo Ralph Lauren.

     The Lauren by Ralph Lauren license expires on December 31, 2001, subject to Jones' right to renew through December 31, 2006 if sales of that product line for the year 2000 exceed a specified level. Although such sales in 1997 and 1998 exceeded the renewal minimum, Jones' sales are made season-to-season, with customers having no obligation to buy products beyond what they have already ordered for a particular season.

     The initial term of the Polo Jeans license expires on December 31, 2000 and may be renewed by Sun in five-year increments for up to 30 additional years, if certain minimum sales levels in certain years are met. Although Sun's Polo Jeans sales in 1997 exceeded the renewal minimum which would be required to extend the term of the license through December 31, 2005, Sun's sales are made season-to-season with customers having no obligation to buy products beyond what they have already ordered. In addition, renewal of the Polo Jeans license after 2010 requires a one-time payment by Sun of $25 million or, at Sun's option, a transfer of a 20% interest in its Polo Jeans business to Polo Ralph Lauren (with no fees required for subsequent renewals). Polo Ralph Lauren also has an option, exercisable on or before June 1, 2010, to purchase the Polo Jeans business at the end of 2010 for 80% of the then fair value of the business as a going concern, assuming the continuation of the Polo Jeans license through December 31, 2030, payable in cash.

     In addition to the provisions described above, both licenses (and the Ralph by Ralph Lauren license) contain provisions common to trademark licenses which could result in termination of a license, such as failure to meet payment or advertising obligations.

CYCLICALITY OF APPAREL INDUSTRY; SEASONALITY

     Negative economic trends over which Jones has no control which depress the level of consumer spending could have a material adverse effect on Jones. Purchases of apparel and related goods often decline during recessionary periods when disposable income is low. In such an environment, Jones and Sun may increase the number of promotional sales which could adversely impact Jones' gross profit margins. Additionally, Jones's sales and profit levels fluctuate significantly by quarter, resulting primarily from the timing of shipments for

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

each season; Jones principally ships spring merchandise in the first quarter and fall merchandise in the third quarter. An increase in sales of jeans and casual apparel, which Sun sells, generally occurs during the third and fourth quarter. Accordingly, Jones' operating results will fluctuate significantly from quarter to quarter.

ACQUISITION RISKS

     In order to realize the profit potential of the Acquisition, Jones will need to successfully integrate Sun's business into its existing operations. To do so, Jones may need to implement enhanced operational, distribution, financial and information systems and may require additional employees and management, operational and financial resources. The Acquisition is Jones' first acquisition of another company. Jones may not be able to integrate Sun's operations into its existing operations without significant expense or interruption to its existing business. Jones may not achieve revenue growth or operational synergies in integrating jeanswear or other product lines presently offered by Sun. Jones may also not be able to retain important Sun employees. The acquisition of Sun, and any future acquisition which Jones may pursue, involves certain special risks, including:

     - initial reductions in Jones' reported operating results;
     - diversion of management's attention;
     - unanticipated problems or legal liabilities; and
     - possible reduction in reported earnings due to amortization of acquired intangible assets.

     Some or all of the above items could have a material adverse effect on Jones. Sun or any other acquired company may not achieve sales and profitability in the future that justify Jones' investment therein.

FOREIGN OPERATIONS AND MANUFACTURING

     In 1997, approximately 70% of Jones' products were manufactured outside the United States, primarily in Asia, while the remainder were manufactured in the United States and Mexico. Substantially all of Sun's jeanswear assembly and most of its finishing occur in Mexico. Sun also plans to shift cutting and portions of its other operations from the United States to Mexico. The following may adversely affect foreign operations:

     - political instability in countries where contractors and suppliers are located;
     - imposition of regulations and quotas relating to imports;
     - imposition of duties, taxes and other charges on imports;
     - significant fluctuation of the value of the dollar against foreign currencies; and
     - restrictions on the transfer of funds to or from foreign countries.

     As a result of its substantial foreign operations, Jones' domestic business (including the domestic business of Sun) is subject to the following risks:

     - quotas imposed by bilateral textile agreements between the United States and certain foreign countries;
     - reduced manufacturing flexibility because of geographic distance between Jones and its foreign manufacturers, increasing the risk that Jones may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product; and
     - violations by foreign contractors of labor and wage standards and resulting adverse publicity.

FLUCTUATING PRICE AND AVAILABILITY OF RAW MATERIALS

     Fluctuations in the price, availability and quality of the fabrics or other raw materials used by Jones and Sun in their manufactured apparel could have a material adverse effect on Jones' cost of sales or its ability to meet its customers' demands. Jones and Sun mainly use cotton twill, wool, denim and synthetic and blended fabrics. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials and, in turn, the fabrics used in Jones' and Sun's apparel may fluctuate significantly, depending on many factors, including crop yields and weather patterns. Sun generally enters into denim purchase order contracts at specified prices for three to six months at a time. Higher cotton prices would directly affect Jones' costs and earnings. Jones may not be able to pass all or a portion of such higher prices on to its customers.

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

RELIANCE ON INDEPENDENT MANUFACTURERS

     Jones relies upon independent third parties for the manufacture of most of its products. Sun relies on independent third parties for the manufacture of some of its products. A manufacturer's failure to ship products in a timely manner or to meet the required quality standards could cause Jones or Sun to miss the delivery date requirements of their customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on Jones' business. Jones and Sun do not have long-term written agreements with any of their third party manufacturers. As a result, any of these manufacturers may unilaterally terminate their relationships with Jones or Sun at any time.

DEPENDENCE UPON KEY PERSONNEL

     The success of Jones depends upon the personal efforts and abilities of Sidney Kimmel (Chairman), Jackwyn Nemerov (President), Irwin Samelman (Executive Vice President, Marketing) and, upon consummation of the Acquisition, Eric Rothfeld (President of Sun) and Mindy Grossman (Executive Vice President of Sun and President of Sun's Polo Jeans Company Division). Jones does not have employment agreements with Mr. Kimmel, Ms. Nemerov and Mr. Samelman. If any of these individuals become unable or unwilling to continue in their present positions, Jones' business and financial results could be materially adversely affected.

INCREASED LEVERAGE

     Following the Acquisition, Jones will be substantially more leveraged on a consolidated basis than it has historically been, as a result of borrowings to finance the Acquisition. On a pro forma basis, Jones would have had $440.9 million of long-term debt (including the Notes) outstanding as of June 28, 1998, compared to $40.9 million of long-term debt on an historical basis. Historically, Jones has operated with almost no leverage, and has not been subject to any type of materially restrictive covenants. Certain covenants contained in the Indenture for the Notes and the Senior Credit Facilities, as well as the increased leverage, may reduce Jones' flexibility in responding to adverse changes in economic, business or market conditions. The financial covenants and other restrictions contained in the Senior Credit Facilities will require Jones to meet certain financial tests and will restrict its ability to, among other things, borrow additional funds, make certain investments, dispose of assets and make material amendments to debt instruments, including the Indenture for the Notes. The additional leverage will also reduce funds available for operations, capital expenditures, acquisitions and future business opportunities.

RISK OF YEAR 2000 NON-COMPLIANCE

     Certain functions in various types of technology used by Jones and Sun are designed to use only two digits to identify a year. Therefore, these programs may fail or create erroneous results on or before January 1, 2000 if not corrected. Jones and Sun have assessed and are updating their own systems to insure that they are Year 2000 compliant. Jones and Sun anticipate substantial completion of this process by early 1999. Jones and Sun may not be able, however, to complete these plans in time. Additionally, vendors, customers and other third parties with which Jones and Sun do business may not make their systems Year 2000 compliant. Jones' and Sun's business and results of operations could suffer if either of them or such third parties fail to make necessary technological adjustments. See "Year 2000" below.

4.  FORWARD-LOOKING STATEMENTS

     This Current Report includes "forward-looking statements" within the meaning of the securities laws. All statements regarding our expected financial position, business and financing plans are forward-looking statements. Forward-looking statements also include representations of Jones' expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of national and regional economic conditions, the overall level of consumer spending, the performance of Jones' products within the prevailing retail environment, customer acceptance of both new designs and newly-introduced product lines, financial difficulties encountered by customers and the integration of Sun's business with Jones' existing operations. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. Important factors that could cause actual results

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

to differ materially from such expectations ("cautionary statements") are disclosed in this Current Report, in conjunction with the forward-looking statements included in this Current Report and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements.

5.  BUSINESS OF SUN

     Sun is a designer, manufacturer and distributor of jeanswear, sportswear, and related apparel for men, women and children under licensed brands, private label brands and Sun-owned brands, the most prominent of which is the Polo Jeans Company licensed brand. Sun markets and distributes its products nationally through a broad array of distribution channels, including department stores, specialty stores and mass merchandisers. Through its brand marketing and development expertise, diversified product offerings, manufacturing capabilities and comprehensive distribution network, Sun reaches a broad range of consumers. Sun conducts its business through two divisions, the Polo Jeans Company Division and the Sun Division.

     In late 1995, Sun entered into exclusive long-term license and design agreements with Polo Ralph Lauren Corporation for the design, manufacture and distribution of men's and women's jeanswear, sportswear and related apparel under the Polo Jeans trademark in the United States and its territories. Polo Ralph Lauren is a widely recognized consumer brand and has been a leader in the design, marketing and distribution of premium lifestyle products for over 30 years. The Polo Jeans collection targets youthful, brand conscious consumers, capitalizing on the distinctive name recognition and lifestyle image created by Polo Ralph Lauren. Polo Jeans Products maintain the quality standards and prestige of Polo Ralph Lauren at price points that are competitive with other denim-based designer collections and lower than most apparel collections bearing the "Polo" name. Sun markets its Polo Jeans line in leading department stores, specialty stores and Polo Ralph Lauren retail stores. Launched at retail for Fall 1996, the Polo Jeans collection is currently distributed to more than 3,500 department and specialty store locations and generated $198.0 million in net sales in 1997, the first full fiscal year of distribution of Polo Jeans Products.

     Since its inception in 1979, Sun has focused primarily on the design, manufacture and distribution of jeanswear and casual bottoms for all size ranges, at various price points under private label brands, contract manufacturing programs, licensed brands and Sun-owned brands. Sun manufactures Sun Division Products for leading retailers and manufacturers such as Wal-Mart, The Limited, J.C. Penney, Federated and Sara Lee. While manufacturing quality jeanswear and casual bottoms in diverse styles, fits and finishes, Sun's strategy is to distinguish itself from other denim-based apparel manufacturers by providing value-added services in design, merchandising, production and inventory management. The Sun Division products are currently distributed nationwide to more than 18,000 store locations. In fiscal 1997, Sun Division products generated $161.7 million in net sales.

     Primarily as a result of the launch of the Polo Jeans line in fiscal 1996, Sun has experienced rapid growth, with net sales increasing from $205.7 million in fiscal 1995 to $359.7 million in fiscal 1997. During the same period, operating income increased from $16.0 million to $36.0 million, and the operating margin increased from 7.8% to 10.0%. In the first six months of fiscal 1998, net sales and operating income increased from $160.2 million and $13.4 million to $206.8 million and $23.9 million, respectively, while operating margin increased from 8.4% to 11.6% compared to the corresponding period of fiscal 1997.

     Sun believes that its success is due to a number of fundamental strengths, including: proven success in brand marketing and development, full service design and merchandising expertise, modern and vertically integrated jeanswear manufacturing and distribution facilities, international sourcing capabilities and customer inventory management.

     Sun's senior management has an average of over 14 years of experience in the apparel industry. Eric A. Rothfeld, Sun's President, has been leading Sun's operations for over 15 years. Sun has built an experienced management team with expertise in all facets of the apparel business.

POLO JEANS COMPANY BUSINESS

     Polo Jeans Products. Sun's Polo Jeans Products consist primarily of men's and women's jeanswear, sportswear and related apparel. The Polo Jeans line is designed to maximize in-store impact while minimizing fashion risk. A major portion of the Polo Jeans line is comprised of core, recurring styles which Sun believes are less susceptible to fashion obsolescence and less seasonal in nature than fashion products.

     Polo Jeans Products are categorized into three groups: automatic replenishment, basics and fashion merchandise. The automatic replenishment merchandise consists of Polo Jeans Company core products and their styles reflect little variation from season to season. These products include jeans, shorts, T-shirts and caps and are shipped daily under Sun's quick response automatic replenishment program, whereby customer orders are generally shipped within 24 hours to one week from receipt of the orders (the "Replenishment Program"). Automatic replenishment merchandise represented approximately 40% of Sun's Polo Jeans Products net sales in 1997. Polo Jeans complements automatic replenishment merchandise with its key item basics, which include items with similar styles to the automatic replenishment merchandise but with a broader range of colors and fabrics. These basics also consist of selected casual bottoms and tops that are generally seasonal in nature and are carried on the sales floor by retailers for an entire season. Certain best-selling basics may ultimately be added to Sun's Replenishment Program. Basics represented approximately 35% of Polo Jeans Products net sales in 1997. To appeal to fashion conscious consumers, Polo Jeans continually updates its product assortment by offering fashion merchandise which reflects current trends in color, fabrication and styling. Fashion merchandise is sold and shipped on a monthly basis and is generally ordered by customers well in advance of the selling season. Fashion merchandise represented approximately 25% of Polo Jeans Products net sales in 1997.

     Through the Polo Jeans line, Sun intends to leverage and further develop the name recognition and lifestyle image created by Polo Ralph Lauren, in order to capture the increasing buying power of youthful, brand conscious consumers. The Polo Jeans business is focused primarily on a younger market and serves to introduce this generation to the distinctive lifestyle image of Polo Ralph Lauren in a contemporary manner. Polo Jeans Products maintain the high quality standards and prestige of Polo Ralph Lauren at price points that are competitive with other denim based designer collections and lower than most apparel collections bearing the "Polo" name.

     Sun employs its own in-house Polo Jeans design staff, which travels throughout the United States and internationally in order to monitor and interpret fashion trends and discover new fabrics. Designs of Polo Jeans Products are influenced by contemporary music, television, cinema and other forms of artistic expression. The design staff collaborates with Ralph Lauren and his design team on many of the Polo Jeans Products. In addition, as Polo Ralph Lauren has launched the Polo Jeans line internationally, many of the Polo Ralph Lauren international licensees have used Sun's designs of Polo Jeans Products. Sun receives a design fee in connection with Polo Jeans international sales.

     Sales. Sun markets its Polo Jeans line in leading department stores, specialty stores and Polo Ralph Lauren retail stores. Key customers include Federated (including Macy's and Bloomingdale's), May (including Lord & Taylor and Foley's), Dillard's and Dayton Hudson. In addition, Polo Ralph Lauren currently owns and operates more than 70 Polo Ralph Lauren Factory Outlets, all of which carry certain Polo Jeans Products, and seven Polo Jeans Company Factory Outlets. In late 1997, Polo Ralph Lauren opened its first full-price Polo Jeans Company retail store dedicated to Sun's Polo Jeans Products. Polo Ralph Lauren has opened two additional such stores in 1998 and expects to open 10 full-price Polo Jeans Company retail stores and 18 Polo Jeans Company Factory Outlets during 1999. Sun believes that the continued roll-out of outlet and retail stores by Polo Ralph Lauren will augment Polo Jeans Products sales and enhance consumer recognition of the Polo Jeans brand. Although products for Polo Ralph Lauren full-price and outlet stores are generally sold at a discount to Sun's wholesale prices, Sun does not have any royalty, advertising or markdown expenses with respect to such sales.

     Men's Line. The Polo Jeans men's line is sold in approximately 1,400 department store locations and 1,500 specialty store locations. By the end of 1998 Sun expects to have over 600 in-store shops in department stores. Menswear products accounted for approximately 60% of net sales of Polo Jeans Products in 1997.

     Women's Line. The Polo Jeans women's line is sold in over 900 department store locations and over 900 specialty store locations. By the end of 1998 Sun expects to have approximately 600 in-store shops in department stores. Womenswear represented approximately 40% of net sales of Polo Jeans Products in 1997. Sun anticipates that womenswear will represent a greater percentage of Polo Jeans Products sales by the end of 1998.

     Sun employs a staff of in-house account managers and regional account executives for both men's and women's sales who manage the department store, specialty store and Polo Ralph Lauren retail store business. Each account manager interfaces with a retail analyst to evaluate and plan growth for each customer by door. The sales and retail planning group is integrated into the merchandise planning process to ensure correct inventory flow. Sun believes this team integration approach maximizes sales and manages inventory throughout the product development, sales and distribution process.

     Retail Development. In-store shops and fixtured environments are a critical component of the Polo Jeans marketing strategy as they are designed to effectively display and merchandise Polo Jeans Products. Sun believes that, in addition to maximizing sales per square foot, in-store shops and fixtured environments enhance the consumer's shopping experience, promote the Polo Jeans lifestyle image and build loyalty among consumers. These shops also serve to differentiate the youthful lifestyle image of Polo Jeans Products from other Polo Ralph Lauren products through the use of distinctive fixturing and visuals. Sun anticipates spending approximately $12.5 million in 1998 both on expanding existing shops and adding new in-store shops. Sun believes that in-store shops stimulate long term commitments from retailers as well as significantly improve sales productivity. Sun currently expects to have over 1,100 in-store shops covering more than 500,000 square feet of fixtured retail selling space in department stores by the end of 1998. Approximately 50% of the department store locations will have fixtured environments, increasing the amount of Polo Jeans fixtured retail real estate in one year by approximately 140%.

     Sun has developed a sophisticated retail development program that encompasses in-house shop planning and visual merchandising, state-of-the-art shop imaging systems, a coordinator team of regional merchandisers, and in-store specialists. Coordinators cover approximately 70% of the Polo Jeans department store locations and seek to ensure that the Polo Jeans Products are merchandised in the best available locations and are prominently displayed to maximize sales volume. The coordinators train the department store sales associates about the Polo Jeans Products brand image and merchandising standards. The continued expansion of retail development is a key element in Sun's growth strategy.

     Marketing and Advertising. Sun has focused on creating exciting marketing and advertising campaigns for Polo Jeans to build brand awareness and appeal to its target market of youthful, brand conscious consumers. Sun spent over $22 million on launch advertising during 1996 and 1997 to establish the Polo Jeans Products brand image. While Polo Ralph Lauren maintains final authority in creating, producing and placing the advertising, Sun works closely with Polo Ralph Lauren to develop innovative advertising and integrated marketing efforts to heighten brand awareness. In addition to advertising in a broad range of fashion magazines, Sun has expanded Polo Jeans advertising into lifestyle publications, outdoor advertising and radio advertising. Further, Sun has created the "Polo Jeans Outdoor Cinema" to showcase independent films, developed at-counter movie promotions with retailers in conjunction with Miramax Film Corp. and Entertainment Weekly, among others, and run a nationwide movie-short in Sony Retail Entertainment's Loews theaters and other major theater chains. These advertising and promotional venues are aimed to differentiate the brand and reach the target customer. In addition, Sun benefits from the advertising campaigns of Polo Ralph Lauren and its other licensees.

SUN DIVISION BUSINESS

     Sun Division Products. Sun's Sun Division Products consist of jeanswear and casual bottoms for men, women, and children, in all sizes ranging from toddlers to men's big and tall and women's plus sizes. More than 40% of the Sun Division Products business consists of basic five pocket jeans in core denim fabrics distributed through Sun's Replenishment Program, with the balance representing basic and fashion jeanswear and casual bottoms produced on a cut-to-order basis only. The fashion component is derived from a broad range of silhouettes, fabrications and finishes intended to appeal to younger, more style conscious consumers. Sun is able to quickly produce fashion items on a cut-to-order basis because of its flexible manufacturing process, thus reducing inventory risk and enabling Sun to respond to fashion trends.

     Sales. Sun markets its Sun Division Products nationally to major retailers across numerous channels of distribution. The Sun Division Products are currently distributed nationwide to more than 18,000 store locations. Sun manufactures its products for such leading retailers and manufacturers as Wal-Mart, The Limited, J.C. Penney, Federated and Sara Lee, each targeting different channels of distribution. Sun believes its reputation as a manufacturer and distributor of quality jeanswear and casual bottoms, together with the success of the Polo Jeans business, has fostered the expansion of Sun's Sun Division Products account base. Sun is continuing to explore opportunities to develop additional accounts with department stores, specialty stores, mass merchandisers and manufacturers as well as further penetrate its existing customer base.

     Within the Sun Division, private label sales have become an increasingly important component and currently represent over 80% of Sun's Sun Division business. The balance of the Sun Division business consists primarily of licensed brand sales under the Todd Oldham, Sasson and Robert Stock labels, sales under Sun-owned Code Bleu brand and contract manufacturing, including Just My Size jeans for Sara Lee.

     In its Sun Division, Sun concentrates on maintaining a balance of customers across different distribution channels. In 1997, department stores represented approximately 27% of sales, speciality stores represented approximately 26%, mass merchandisers represented approximately 41% of net sales, and manufacturers represented approximately 6% of net sales.

     Sun employs a sales staff of in-house account managers with strong backgrounds in retail, design and merchandising, production and distribution. These highly trained specialists are able to respond to the diverse needs of the buying, production and logistical staffs of retailers and manufacturers, offering the technical expertise to facilitate and expedite the rapid conversion of fashion concepts into samples, production, and retail sales. With respect to the Replenishment Program, the account managers work closely with retail analysts and production coordinators to ensure there are appropriate inventory levels to meet consumer demands. For the fashion cut-to-order business, the account managers interface with the design and merchandising staff to create innovative, affordable merchandise.

     Todd Oldham Jeans Business. Sun is the exclusive worldwide licensee for Todd Oldham Jeans, a collection of jeanswear and sportswear targeted toward the sophisticated, fashion forward consumer and distributed to better department stores and specialty stores, at price points that are higher than Polo Jeans but significantly lower than Todd Oldham's couture collection.

     In the Fall 1998 season, Sun introduced a more moderately priced Todd Oldham jeanswear and sportswear line under the TO(2) brand name for the junior market at Nordstrom, Wet Seal and other select department and specialty stores.

MANUFACTURING, SOURCING AND DISTRIBUTION

     Sun has devoted substantial resources to the development of low-cost, high-quality and versatile manufacturing and sourcing. Sun believes its modern and vertically integrated manufacturing and distribution facilities in the United States and Mexico, combined with the global sourcing capabilities developed through its Polo Jeans business, provide Sun with the flexibility and efficiency necessary to offer its customers a broad variety of products tailored to their specific design, pricing and delivery requirements.

     Sun believes it has distinguished itself from many of its jeanswear competitors by virtue of its extensive control of the manufacturing process. Sun is vertically integrated in manufacturing jeanswear and casual bottoms, beginning with the design and merchandising process, through cutting, assembly, finishing and distribution. Approximately 80% of Sun's jeanswear products are cut in Sun-owned facilities, 40% are assembled in Sun-owned facilities, and 70% are finished in Sun-owned facilities. Virtually all of the remaining jeanswear is assembled and finished through Sun's network of Mexican contractors developed over the last ten years. In fiscal 1997, approximately 40% of Polo Jeans Products consisting of jeanswear and casual bottoms were made at Sun-owned and Mexican contract facilities. All other Polo Jeans non-jeanswear products are sourced from a broad range of domestic and international manufacturers.

     Raw Material. Sun's primary raw material in its jeanswear business is denim, of which approximately 95% is purchased from leading domestic mills, including Swift Denim USA, Cone Mills Corp. and Thomaston Mills Inc. Denim purchase commitments and prices are negotiated on a quarterly or semi-annual basis. Sun has no long term supply contracts with any of its suppliers, but has been conducting business with its primary denim suppliers for more than five years. Sun performs its own extensive testing of denim, cotton twill and other fabrics to insure consistency and durability. Most non-jeanswear products are sourced on a finished product basis with raw materials furnished by the suppliers.

     Pre-production, Cutting, Assembly and Finishing of Jeanswear and Casual Bottoms. Beginning with the pre-production stage of jeanswear sample development, Sun's in-house manufacturing staff is able to quickly develop jeanswear and casual bottoms styles that satisfy customer specifications and can be produced efficiently to meet customer pricing guidelines. Quality assurance is built into all phases of Sun's jeanswear manufacturing process, with the careful monitoring of cutting, assembly and finishing by inspectors and auditors.

     Sun utilizes a sophisticated computer aided design ("CAD") marking system to maximize fabric utilization for jeanswear and casual bottoms production. All of the fabric is warehoused and most of the cutting is done in a Sun-owned 100,000 square foot facility in El Paso, Texas.

     The six Sun-owned assembly and finishing facilities, comprising approximately 380,000 square feet (five in Mexico and one in El Paso, Texas), assemble approximately 200,000 jeans and casual bottoms and finish approximately 350,000 jeans and casual bottoms per week. These modern facilities, when combined with Sun's network of Mexican contractors, provide significant capacity for the quick turnaround of basic jeans and casual bottoms and are able to rapidly execute small tests and large production runs of fashion designs and finishes. Over the last ten years, Sun has moved substantially all of its jeanswear assembly and most of its finishing from the United States to Mexico, maintaining its quality standards and timely delivery while significantly reducing manufacturing costs. In addition, Sun plans to shift cutting and portions of its other operations from the United States to Mexico to further reduce manufacturing costs.

     Sourcing of Non-Jeanswear Polo Jeans Products. While virtually all jeanswear and most casual bottoms are produced in Sun-owned or contract facilities in Mexico, the remaining Polo Jeans Products are sourced from a variety of domestic and foreign manufacturers using sourcing agents and direct representatives. The Polo Jeans Company Division has developed an international and domestic sourcing network of core vendors to ensure timely delivery, superior quality and competitive pricing. In certain cases, Sun uses the same agent and suppliers as Polo Ralph Lauren.

     Replenishment Inventory Management. Sun's Replenishment Program is a vital component of the Polo Jeans Company and Sun Division businesses. Approximately 40% of both the Polo Jeans Company Division business and the Sun Division business is generated through such inventory Replenishment Program. A staff of retail analysts and production coordinators monitor and proactively respond to retail sales trends by SKU for each program to maximize sales and minimize inventory risks.

     Warehousing and Distribution. All Polo Jeans Products are distributed through a 190,000 square foot leased modern warehouse facility in El Paso, Texas. In 1997, this warehouse implemented a state-of-the-art computerized warehouse management system to efficiently control inventory by SKU from receipt into the warehouse through shipping and billing. In conjunction with this system, Sun has developed a scan pack auditing procedure to ensure the correct merchandise is being shipped.

     All Sun Division Products are distributed through a Sun-owned 80,000 square foot modern warehouse facility also in El Paso. This facility is implementing the same computerized warehouse management system as in the Polo Jeans warehouse.

LICENSE AGREEMENTS

     Polo Jeans Company License. In August 1995, Sun entered into design and license agreements with Polo Ralph Lauren (together and each as amended, the "Polo Jeans License"). Under the Polo Jeans License, Polo Ralph Lauren granted Sun an exclusive, long-term license for the design, manufacture and sale of men's and women's jeanswear, sportswear, and related apparel under the Polo Jeans trademarks in the United States and its territories. The Polo Jeans License requires Sun to pay certain royalties to Polo Ralph Lauren and to make certain expenditures for advertising, in each case based on Sun's net sales of Polo Jeans Products. In addition, the Polo Jeans License requires that certain activities of Sun under the Polo Jeans License, including, among others, design, advertising and distribution of Polo Jeans Products, are subject to review and approval by Polo Ralph Lauren.

     The initial term of the Polo Jeans License expires on December 31, 2000 and may be renewed by Sun in five year increments for up to 30 additional years if certain minimum sales requirements are met. Beginning in the first renewal term, Sun is required to make certain minimum royalty payments. Renewal of the Polo Jeans License by Sun after 2010 requires a one-time payment of $25.0 million or, at Sun's option, a transfer of a 20.0% interest in its Polo Jeans Company Division business to Polo Ralph Lauren, with no fees required for subsequent renewals. Polo Ralph Lauren has an option exercisable on or before June 1, 2010, to purchase Sun's Polo Jeans Company Division business at the end of 2010 for 80.0% of the then fair value of the business as a going concern, assuming the continuation of the Polo Jeans License through December 31, 2030, payable in cash. Sun's Polo Jeans Products sales during fiscal 1997 exceeded the minimum contractual threshold for renewal through 2005, however, such threshold must also be met at time of renewal. There can be no assurance that Sun will continue to meet or exceed the minimum contractual threshold.

     Sun's ability to produce and distribute Polo Jeans Products is dependent upon the retention of the Polo Jeans License, which contains provisions that, under certain circumstances, could permit Polo Ralph Lauren to terminate the Polo Jeans License. Such provisions include, among others, (i) the failure to meet specified minimum levels of annual sales for the licensed products after the initial term; and (ii) a default in the payment of certain amounts payable under the Polo Jeans License, such as royalties, annual advertising and shop expenditures.

     Pursuant to the terms of the Polo Jeans License, Sun is prohibited, during the term of the license, from selling, advertising or promoting the sale of any items which are comparable to and/or competitive with the Polo Jeans Products and which bear the name of any fashion apparel designer (other than Todd Oldham or Robert Stock), subject to certain limited exceptions. The Polo Jeans License specifically prohibits Sun from, directly or indirectly, acting as a manufacturer, contractor or supplier of or for merchandise comparable or competitive with the Polo Jeans Products bearing or associated with certain specified designer and brand names.

     Pursuant to the terms of the Polo Jeans License, Polo Ralph Lauren is prohibited from the use of or licensing others to use the "Polo" or "Ralph Lauren" name in connection with men's or women's denim jean pants or shorts (excluding the "Chaps" trademark), provided, however, that (i) Polo Ralph Lauren may include such products in its "Polo" lines so long as the wholesale prices for such products are at least 40% higher than the wholesale prices for comparable Polo Jeans Products and (ii) Polo Ralph Lauren may include such products in its "RRL" jeanswear line at price points that are higher than the suggested retail prices for comparable Polo Jeans Products.

     Todd Oldham License. In March 1995, Sun entered into an exclusive license agreement with L7 Designs, Inc., the owner of the Todd Oldham trademark (as amended, the "Todd Oldham License") for the design, merchandising, manufacturing and sale of men's and women's jeanswear, casual bottoms and tops under the Todd Oldham Jeans name (or other Todd Oldham name identification selected by L7 Designs, Inc.). Although the Todd Oldham License is scheduled to expire on December 31, 1999, it is renewable at the option of Sun for a series of two-year periods for a total of 40 years in the aggregate, if certain minimum sales requirements are met or minimum royalty payments are made. Sun is the exclusive, worldwide licensee of Todd Oldham Jeans Products.

     The Todd Oldham License contains provisions that, under certain circumstances, could permit the licensor to terminate the Todd Oldham License. Such provisions include, among other things, (i) a default in the payment of certain amounts payable under the Todd Oldham License that continues beyond the specified grace period; and (ii) the failure to comply with the covenants contained in the Todd Oldham License. Sun does not believe that the loss or termination of the Todd Oldham License, or the decline in popularity of Todd Oldham Jeans Products, would have a material adverse effect on Sun's financial condition.

MANAGEMENT INFORMATION SYSTEMS & TECHNOLOGY

     Over the past three years, Sun has invested over $5.0 million in upgrading its management information systems to support the rapid growth of the Polo Jeans Company Division business. Sun has implemented and continues to add systems to be more proactive to customer needs, to improve internal communication flow, to increase process efficiency, and to support management decisions.

     Sun's systems provide, among other things, comprehensive order processing, production, accounting and management information for the marketing, sales, manufacturing, and distribution functions of Sun. Sun has developed advanced software programs to track customer orders, manufacturing schedules and sales. Sun also utilizes an advanced computerized warehouse management system, as well as other warehouse management technology, to efficiently manage inventory from receipt into the warehouses through shipping and billing.

BACKLOG

     A large portion of sales are booked in advance of each season, and it is therefore normal for Sun to maintain a significant order backlog. As of March 31, 1998, Sun had booked orders amounting to approximately $204 million compared with $140 million at March 31, 1997. Order backlog at December 31, 1997 was approximately $129 million. Automatic replenishment orders, which are generally shipped within one week of receipt of order and therefore excluded from the order backlog, have also increased for both the Polo Jeans Products and Sun Division Products. Accordingly, a comparison of backlog orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.

FACTORING OF ACCOUNTS RECEIVABLE

     Sun factors approximately 25% of its trade receivables with three commercial financial companies. These receivables are factored without recourse as to credit risk, but with recourse for any claims by customers for adjustment in the normal course of business relating to pricing errors, shortages, and damaged goods. Upon collection of the receivables or 120 days after payment is due, the factors forward the related payment to Sun. Under this arrangement, Sun is charged a factoring commission ranging from 0.50% to 0.75% of factored sales. The factor approves the credit for those orders submitted by Sun prior to sale. If the factor disapproves a sale to a customer and Sun decides to proceed with the sale, Sun bears the credit risk.

SEASONALITY

     Demand for Sun's products and its level of sales fluctuate during the course of the calendar year as a result of seasonal buying trends. An increase in sales of jeans and casual apparel generally occurs during the Fall and Holiday selling seasons (Jones' third and fourth quarter, respectively). Accordingly, Sun's operating results will fluctuate from quarter to quarter.

COMPETITION

     The apparel industry is highly competitive and Sun competes with numerous manufacturers of jeanswear, sportswear and casual apparel, including both brand name and private label producers. Sun's Polo Jeans Products compete with a number of designer product lines, including Calvin Klein, Tommy Hilfiger, Donna Karan and Guess?, as well as certain brand name products, including those manufactured by Levi Strauss & Co. and VF Corporation. Sun's Sun Division Products compete with products manufactured by numerous brand name and private label producers, as well as retailers that have established, or may establish, internal product development and sourcing capabilities. Certain of Sun's competitors have greater financial, manufac-turing and other resources than Sun. Although factors may differ by product line, Sun believes that it competes primarily on the basis of brand image, quality of design and workmanship, price, advertising and its ability to respond quickly to the needs of retail customers. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on Sun's business, results of operations and financial condition.

GOVERNMENT REGULATION

     Apparel products are subject to regulation by the Federal Trade Commission in the United States. Regulations relate principally to the labeling of Sun's products. Sun's import operations are also subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements which have been negotiated bilaterally either under the framework established by the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, or other applicable statutes, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the signatories to adjust the quantity of imports for categories of merchandise that, under the terms of the agreements, are not currently subject to specific limits. Sun's imported apparel products are also subject to United States customs duties which are included in the cost of the merchandise.

ENVIRONMENTAL LAWS

     Sun's manufacturing process, particularly the finishing process, uses laundering agents, softeners, dyes and other chemicals. Compliance with federal, state and local and foreign laws enacted for the protection of the environment has to date had no material effect upon Sun's capital expenditures, earnings, or competitive position. Although Sun does not anticipate any material adverse effects in the future based on the nature of its operations and the thrust of such laws, no assurance can be given that such laws, or any future laws enacted for the protection of the environment, will not have a material adverse effect on Sun.

EMPLOYEES

     At December 31, 1997, Sun employed approximately 5,050 people, of which approximately 3,715 are employed in Mexico. Of the 1,335 United States employees, approximately 1,015 are hourly employees and 320 are salaried employees. 105 of the United States employees, all of whom work in Sun's cutting facility in El Paso, Texas, are covered by a collective bargaining agreement with Local 360, Union of Needletrades, Industrial and Textile Employees, AFL-CIO, which expires December 31, 1999. Under this Agreement, Sun can relocate portions or all of its cutting operations to Mexico. Management believes its employee relations are satisfactory.

PROPERTIES

     Sun's headquarters are located at 11201 Armour Drive, El Paso, Texas. An executive office and the design and sales office for the Sun Division Products are located at 111 West 40th Street, New York, New York. The Polo Jeans Company Division office and showroom is currently located at 115 Fifth Avenue, New York, New York. The lease for the office and showroom space formerly occupied at 595 Madison Avenue,

New York, New York, which expires in October 2006, has been assigned for the remainder of its term. The general location, use and approximate size of Sun's principal owned and leased properties are set forth below:

                                                                                      APPROXIMATE
     LOCATION        OWNED/LEASED                         USE                         SQUARE FEET
     --------        ------------   ------------------------------------------------  -----------
El Paso, Texas          owned       Corporate headquarters and pre-production
                                    facility                                             50,000
El Paso, Texas          owned       Warehousing and cutting                             100,000
El Paso, Texas          owned       Finishing                                           170,000
El Paso, Texas          owned       Warehousing and distribution                         80,000
El Paso, Texas          leased      Warehousing and distribution                        190,000
New York, New York      leased      Executive office, design and sales office for
                                    Sun Division Products                                11,500
New York, New York      leased      Polo Jeans Company Division office and showroom      43,000
New York, New York      leased      Todd Oldham Jeans division office and showroom        2,900
Durango, Mexico         owned       Finishing                                            86,000
Durango, Mexico         owned       Assembly                                             38,600
Durango, Mexico         owned       Assembly                                             34,500
Durango, Mexico         owned       Assembly                                             34,500
Durango, Mexico         owned       Finishing                                            16,000

LEGAL MATTERS

     Sun is involved from time to time in various routine legal and administrative proceedings and threatened legal and administrative proceedings incidental to its business. In the opinion of Sun's management, the resolution of such matters will not have a material adverse effect on its business, financial condition or results of operations.

6.  YEAR 2000

(A) JONES

     Jones uses various types of technology in the operations of its business. Some of this technology incorporates date identification functions; however, many of these date identification functions were developed to use only two digits to identify a year. These date identification functions, if not corrected, could cause their relating technology to fail or create erroneous results on or before January 1, 2000.

     Jones is continuing to assess, with both internal and external resources, the impact of Year 2000 issues on its information and non-information technology systems. As part of this process, Jones retained the services of an independent consultant that specializes in Year 2000 evaluation and remediation work. In addition, Jones has developed a plan with respect to the Year 2000 readiness of its internal technology systems. This plan involves (i) creating awareness inside Jones of Year 2000 issues, (ii) analyzing Jones' Year 2000 state of readiness, (iii) testing, correcting and updating systems and computer software as needed, and (iv) incorporating the corrected or updated systems and software into Jones' business. Jones is currently finalizing the assessment phase of this plan, and has moved into the testing and correcting phase with respect to those technology systems that have been identified by Jones as having Year 2000 issues. Jones anticipates substantially completing the implementation of this plan by early 1999; however, Jones may revise the estimated date of completion of this plan based upon any unforeseen delays or costs in implementing such plan.

     In a continuing effort to become more productive and competitive, Jones replaces portions of its software and hardware when warranted by significant business and/or technology changes. While these replacements are not specifically intended to resolve the Year 2000 issue, the new software and hardware is designed to function properly with respect to dates related to the Year 2000 and beyond. Jones also has initiated discussions with its significant suppliers, customers and financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues when their systems interface with Jones's systems or may otherwise impact operations. Jones anticipates substantially completing the implementation of this plan by early 1999; however, there can be no assurances that such plan will be completed by the estimated date or that the systems and products of other companies on which Jones relies will not have an adverse effect on its business, operations or financial condition.

     As of August 30, 1998, Jones had incurred approximately $125,000 in costs related to the Year 2000 issue. Jones believes that additional costs related to the Year 2000 issue will not be material to its business, operations or financial condition. However, estimates of Year 2000 related costs are based on numerous assumptions and there is no certainty that estimates will be achieved and actual costs could be materially greater than anticipated. Jones anticipates that it will fund its additional Year 2000 costs from current working capital.

(B) SUN

     Sun uses various types of technology in the operations of its business. Some of this technology incorporates date identification functions; however, many of these date identification functions were developed to use only two digits to identify a year. These date identification functions, if not corrected, could cause their relating technology to fail or create erroneous results on or before January 1, 2000.

     Sun is continuing to assess, with both internal and external resources, the impact of Year 2000 issues on its information and non-information technology systems. A substantial portion of Sun's systems are presently Year 2000 compliant and Sun anticipates that the implementation of Sun's Year 2000 plan will be complete by early 1999. However, Sun may revise the estimated date of completion of this plan based upon any unforeseen delays or costs in implementing its plan. Although Sun believes that Year 2000 compliance will not have a material adverse effect on financial results, Sun is uncertain as to the extent its customers and suppliers may be affected by Year 2000 issues.

     As of July 31, 1998, Sun has incurred approximately $400,000 of costs related to Year 2000 issues. Sun believes that additional costs related to Year 2000 issues will not be material to its business, operations or financial condition. However, estimates of Year 2000 costs are based on numerous assumptions and there is no certainty that estimates will be achieved. Actual costs could be materially greater than anticipated.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(A) FINANCIAL STATEMENTS OF SUN

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Sun Apparel, Inc.

     We have audited the accompanying consolidated balance sheets of Sun Apparel, Inc. as of December 28, 1996 and December 31, 1997, and the related consolidated statements of income, shareholders' equity (deficit), and cash flows for the years ended December 30, 1995, December 28, 1996, and December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sun Apparel, Inc. as of December 28, 1996 and December 31, 1997 and the consolidated results of its operations and its cash flows for the years ended December 30, 1995, December 28, 1996, and December 31, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Antonio, Texas
March 26, 1998, except for
Note 17, as to which the date
is September 10, 1998

                               SUN APPAREL, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        DECEMBER 28     DECEMBER 31       JUNE 30
                                                            1996            1997           1998
                                                        ------------    ------------    -----------
                                                                                        (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents...........................    $  3,674       $   3,751       $   1,354
  Due from factors....................................      32,969          15,879          17,224
  Trade receivables...................................      26,215          46,822          44,455
  Inventories.........................................      54,960          57,704          75,345
  Advances to contractors.............................         387           1,670             242
  Other receivables...................................       2,237           1,619           2,932
  Prepaid expenses....................................         891           1,299           4,651
                                                          --------       ---------       ---------
Total current assets..................................     121,333         128,744         146,203
Property, plant, and equipment........................      47,615          59,249          63,727
Less accumulated depreciation.........................      19,222          25,167          27,106
                                                          --------       ---------       ---------
Net property, plant, and equipment....................      28,393          34,082          36,621
Loan origination costs, net...........................         109           7,305           6,759
Deferred income taxes.................................          --           2,503           2,026
Other assets..........................................       2,780           1,607           1,820
                                                          --------       ---------       ---------
Total assets..........................................    $152,615       $ 174,241       $ 193,429
                                                          ========       =========       =========

                          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable -- trade...........................    $ 24,062       $  23,228       $  27,457
  Current portion of long-term debt...................       6,330           3,000           4,228
  Accrued liabilities.................................       8,681          13,552          19,309
  Due to related parties..............................         100           1,607           1,607
  Taxes payable.......................................       1,310           4,645           5,033
                                                          --------       ---------       ---------
Total current liabilities.............................      40,483          46,032          57,634
Debt:
  Long-term debt, net of current portion..............      27,299         156,611         153,709
  Bank Credit Facility................................      34,250          27,000          28,900
  Subordinated debt, net of current portion...........       2,507          30,000          30,000
Deferred income taxes.................................          --           1,028           1,075
Shareholders' equity (deficit):
  Common stock, no par value; 1,000,000 shares
     authorized; 101,000 shares issued; 101,000 shares
     issued and outstanding at December 28, 1996 and
     3,780 shares issued and outstanding at December
     31, 1997 and June 30, 1998 (unaudited)...........         417             417             417

                                                        DECEMBER 28     DECEMBER 31       JUNE 30
                                                            1996            1997           1998
                                                        ------------    ------------    -----------
                                                                                        (UNAUDITED)
  Preferred stock:
     Series A Preferred Stock, $1 par value; 215,000
       shares authorized, issued and outstanding......          --          44,475          47,270
     Series B Preferred Stock, $1 par value; 201,065
       shares authorized, issued and outstanding......          --          41,593          44,207
     Series C Preferred Stock, $1 par value; 8,935
       shares authorized, issued and outstanding......          --           1,848           1,964
  Paid-in capital.....................................          --          15,582          15,582
  Retained earnings (deficit).........................      47,659        (190,345)       (187,329)
                                                          --------       ---------       ---------
Total shareholders' equity (deficit)..................      48,076         (86,430)        (77,889)
                                                          --------       ---------       ---------
Total liabilities and shareholders' equity
  (deficit)...........................................    $152,615       $ 174,241       $ 193,429
                                                          ========       =========       =========

                            See accompanying notes.

                               SUN APPAREL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                 YEARS ENDED                     SIX MONTHS ENDED
                                  -----------------------------------------    --------------------
                                  DECEMBER 30    DECEMBER 28    DECEMBER 31    JUNE 30     JUNE 30
                                     1995           1996           1997          1997        1998
                                  -----------    -----------    -----------    --------    --------
                                                                                   (UNAUDITED)
Net sales.......................   $205,657       $281,668       $359,672      $160,182    $206,865
Cost of goods sold..............    155,830        194,192        236,203       108,401     129,636
                                   --------       --------       --------      --------    --------
Gross profit....................     49,827         87,476        123,469        51,781      77,229
Operating expenses:
  Selling, general, and
     administrative expenses....     33,295         64,329         84,044        37,007      50,753
  Depreciation and
     amortization...............        529          4,062          3,424         1,396       2,588
                                   --------       --------       --------      --------    --------
Operating income................     16,003         19,085         36,001        13,378      23,888
Other (income) and expenses:
  Interest income...............        (17)           (31)          (227)          (41)        (27)
  Interest and bank charges.....      3,228          4,213         10,375         2,630      12,051
  Other income, net.............     (1,701)          (435)        (1,753)         (456)       (417)
                                   --------       --------       --------      --------    --------
Income before taxes and
  extraordinary item............     14,493         15,338         27,606        11,245      12,281
Income tax expense..............        542            863          3,674           756       5,326
                                   --------       --------       --------      --------    --------
Income before extraordinary
  item..........................     13,951         14,475         23,932        10,489       6,955
Loss on early extinguishment of
  debt,
  net of tax benefit of $291
  in 1997.......................         --             --            566            --          --
                                   --------       --------       --------      --------    --------
Net income......................   $ 13,951       $ 14,475       $ 23,366      $ 10,489    $  6,955
                                   ========       ========       ========      ========    ========
Unaudited pro forma data
  (Note 11):
  Income before taxes and
     extraordinary item.........   $ 14,493       $ 15,338       $ 27,606      $ 11,245
  Pro forma adjustments to
     reflect federal, state, and
     foreign income taxes.......      6,087          6,442         11,595         4,723
                                   --------       --------       --------      --------
  Pro forma income before
     extraordinary item.........      8,406          8,896         16,011         6,522
  Loss on early extinguishment
     of debt, net of tax benefit
     of $291 in 1997............         --             --            566            --
                                   --------       --------       --------      --------
Pro forma net income............   $  8,406       $  8,896       $ 15,445      $  6,522
                                   ========       ========       ========      ========

                            See accompanying notes.

                               SUN APPAREL, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                    COMMON STOCK         PREFERRED STOCK                 RETAINED
                                  -----------------    -------------------    PAID-IN    EARNINGS
                                  SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL    (DEFICIT)      TOTAL
                                  -------    ------    --------    -------    -------    ---------    ---------
Balance at December 31, 1994....  101,000     $417           --    $    --    $    --    $  30,685    $  31,102
Issuance of Satellite Companies
  common stock..................       --       --           --         --         --            8            8
Distributions to shareholders...       --       --           --         --         --       (8,055)      (8,055)
Net income......................       --       --           --         --         --       13,951       13,951
                                  -------     ----     --------    -------    -------    ---------    ---------
Balance at December 30, 1995....  101,000      417           --         --         --       36,589       37,006
Issuance of Satellite Companies
  common stock..................       --       --           --         --         --            4            4
Distributions to shareholders...       --       --           --         --         --       (3,409)      (3,409)
Net income......................       --       --           --         --         --       14,475       14,475
                                  -------     ----     --------    -------    -------    ---------    ---------
Balance at December 28, 1996....  101,000      417           --         --         --       47,659       48,076
Cash distributions to
  shareholders..................       --       --           --         --         --      (45,737)     (45,737)
Noncash distributions to
  shareholders..................       --       --           --         --         --         (557)        (557)
Preferred stock exchanged for
  Sun stock.....................  (30,072)      --      198,891     39,778         --      (39,778)          --
Repurchase of interests in
  common stock of Sun and
  Satellite Companies...........  (67,337)      --           --         --         --     (147,411)    (147,411)
Preferred and common stock
  exchanged for Sun and
  Satellite Companies stock.....      189       --       11,109      2,222         --       (2,222)          --
Preferred stock issued for
  cash..........................       --       --      215,000     43,000         --           --       43,000
Recapitalization fees...........       --                    --         --         --       (7,167)      (7,167)
Transfer of undistributed S
  corporation earnings to
  paid-in capital...............       --       --           --         --     15,582      (15,582)          --
Preferred stock dividends.......       --       --           --      2,916         --       (2,916)          --
Net income......................       --       --           --         --         --       23,366       23,366
                                  -------     ----     --------    -------    -------    ---------    ---------
Balance at December 31, 1997....    3,780      417      425,000     87,916     15,582     (190,345)     (86,430)
Preferred stock dividends.......       --       --           --      5,525         --       (5,525)          --
Distributions to shareholders...       --       --           --         --         --         (241)        (241)
Contributions from
  shareholders..................       --       --           --         --         --        1,827        1,827
Net income (unaudited)..........       --       --           --         --         --        6,955        6,955
                                  -------     ----     --------    -------    -------    ---------    ---------
Balance at June 30, 1998
  (unaudited)...................    3,780     $417      425,000    $93,441    $15,582    $(187,329)   $ (77,889)
                                  =======     ====     ========    =======    =======    =========    =========

                            See accompanying notes.

                               SUN APPAREL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED                  SIX MONTHS ENDED
                                                   ---------------------------------------   -------------------
                                                   DECEMBER 30   DECEMBER 28   DECEMBER 31   JUNE 30    JUNE 30
                                                      1995          1996          1997         1997       1998
                                                   -----------   -----------   -----------   --------   --------
                                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income.......................................   $  13,951     $ 14,475      $  23,366    $ 10,489   $  6,955
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation...................................       2,800        6,578          5,703       2,701      3,496
  Amortization...................................         123          275            881         241        646
  Loss on debt extinguishment....................          --           --            857          --         --
  Federal income taxes -- deferred...............          --           --         (1,475)         --        524
  Changes in operating assets and liabilities:
     Due from factors............................       5,625      (13,759)        17,090      14,726     (1,345)
     Trade receivables...........................      (1,599)     (14,776)       (20,607)    (18,310)     2,367
     Inventories.................................       5,254      (28,943)        (2,744)     (3,925)   (17,641)
     Advances to contractors.....................         542          611         (1,283)       (555)     1,428
     Other receivables...........................        (594)      (1,643)           618        (621)    (1,313)
     Prepaid expenses............................      (1,052)         569           (408)       (664)    (3,352)
     Other assets................................        (669)         285           (724)         11       (313)
     Accounts payable -- trade...................         531       12,756           (834)      3,909      4,229
     Accrued liabilities.........................       1,818        3,858          4,871       2,713      5,757
     Taxes payable...............................         170          371          3,335          68        388
                                                    ---------     --------      ---------    --------   --------
Net cash provided by (used in) operating
  activities.....................................      26,900      (19,343)        28,646      10,783      1,826
INVESTING ACTIVITIES
Purchases of property, plant, and equipment......      (5,655)     (15,374)       (10,525)     (6,468)    (6,035)
Proceeds from sales of property, plant, and
  equipment......................................          --        2,130             --          --         --
                                                    ---------     --------      ---------    --------   --------
Net cash used in investing activities............      (5,655)     (13,244)       (10,525)     (6,468)    (6,035)
FINANCING ACTIVITIES
Proceeds from long-term debt and Bank Credit
  Facility.......................................     487,859      120,467        193,000       5,202      1,900
Payments on long-term debt and Bank Credit
  Facility.......................................    (502,607)     (84,200)       (75,135)       (400)    (1,674)
Issuance of subordinated debt....................          --           --         30,000          --         --
Payments of subordinated debt....................        (100)          --         (1,000)         --         --
Issuance of preferred stock......................          --           --         43,000          --         --
Recapitalization fees............................          --           --         (7,167)         --         --
Loan origination fees............................          --           --         (7,594)         --         --
Issuance of Satellite Companies common stock.....           8            4             --          --         --
Repurchase of interests in common stock of Sun
  and Satellite Companies........................          --           --       (147,411)         --         --
Contributions from shareholders..................          --           --             --          --      1,827
Distributions paid...............................      (8,055)      (3,409)       (45,737)    (11,913)      (241)
                                                    ---------     --------      ---------    --------   --------
Net cash (used in) provided by financing
  activities.....................................     (22,895)      32,862        (18,044)     (7,111)     1,812
                                                    ---------     --------      ---------    --------   --------
Net (decrease) increase in cash and cash
  equivalents....................................      (1,650)         275             77      (2,796)    (2,397)
Cash and cash equivalents at beginning of
  period.........................................       5,049        3,399          3,674       3,674      3,751
                                                    ---------     --------      ---------    --------   --------
Cash and cash equivalents at end of period.......   $   3,399     $  3,674      $   3,751    $    878   $  1,354
                                                    =========     ========      =========    ========   ========
Supplemental disclosures:
  Interest and bank charges paid.................   $   3,295     $  4,831      $   8,066    $  2,580   $  9,252
  Income taxes paid..............................         790          779          1,326         728      4,938
  Assets acquired under capital leases...........          --           --            867          --         --
  Preferred stock exchanged for Satellite
     Companies stock.............................          --           --         42,000          --         --

                            See accompanying notes.

                               SUN APPAREL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  YEARS ENDED DECEMBER 30, 1995, DECEMBER 28, 1996, AND DECEMBER 31, 1997 AND
                    SIX MONTHS ENDED JUNE 30, 1997 AND 1998
  (INFORMATION AS TO THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation/Combination

     The consolidated/combined financial statements include the operations of the affiliated entities described below which were under common control prior to the Reorganization (as defined) effected in September 1997 (see Note 2).

     Sun Apparel, Inc. (Sun), a Texas corporation, is engaged in the manufacture and sale of jeanswear and other apparel under its own labels, licensed labels, and private labels.

     Greater Texas Finishing Corporation (GTX), a Texas corporation, is engaged in the business of processing and finishing jeanswear and other apparel for Sun.

     Maquilas Pami S.A. de C.V. (Pami), a corporation organized and operating in Mexico, sews, processes, and finishes jeanswear for Sun at agreed-upon prices (see Note 12). Although the operations of Pami are located in Mexico, management decisions are centralized with the management of Sun.

     CNC West, Inc. (CNC), a Texas corporation, is a producer of chemicals used in the apparel washing process. CNC is consolidated with CNC de Mexico, S.A. de C.V., a Mexican corporation which was incorporated under the laws of Mexico in 1997 to support operations in Mexico. Substantially all products are sold to Sun, GTX, and Pami.

     Import Technology of Texas, Inc. (Import Technology), a Texas corporation, is a holding company which has a 99% ownership interest in Pami. CNC holds the remaining 1% interest in Pami.

     Sun City Realty Group, Inc. (Sun City), a Texas corporation, is a real estate holding company for Sun properties.

     R.L. Management, Inc. (R.L.), a Delaware corporation, provides general and administrative support related to the Polo line (see Note 14).

     Lone Star Selling Group, Inc. (Lone Star), a New York corporation, provides general and administrative support related to all apparel lines other than Polo.

     GTX, Pami, CNC, Import Technology, Sun City, R.L., and Lone Star are collectively referred to as the "Satellite Companies." As a result of the Reorganization, the Satellite Companies became wholly-owned subsidiaries of Sun.

     The financial statements of Sun have been consolidated with those of the Satellite Companies for 1997. For 1995 and 1996, the financial statements of Sun are combined with those of the Satellite Companies, and the equity of the Satellite Companies is included in retained earnings. All intercompany balances, sales, and transactions have been eliminated in the consolidated/combined financial statements. The consolidated/combined entity is collectively referred to as the Company.

     Fiscal Years

     During 1997, the Company changed its fiscal year from a 52 or 53 week period ending on the Sunday closest to December 31 to a twelve calendar month period ending on December 31. All references to 1995, 1996, and 1997 herein are to the fiscal years ended December 30, 1995, December 28, 1996, and December 31, 1997, respectively, which are 52 week periods.

                               SUN APPAREL, INC.

     Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments readily convertible to known cash amounts and with a maturity of three months or less at the date of purchase to be cash equivalents.

     Trade Receivables

     The allowance for doubtful accounts, if any, is established through a provision charged to expense. Receivables are charged against the allowance when management believes that collection is unlikely. Collections of previously written-off receivables are credited to the allowance. The Company performs periodic credit evaluations of its customers' financial condition and ability to satisfy their obligations. The allowance, if any, is based upon management's evaluation of the collectibility of outstanding receivables, including such factors as credits, claims, prior experience, and economic conditions. The Company's credit losses for the periods presented are insignificant and have not exceeded management's estimates. The Company generally does not require collateral or letters of credit when extending credit. However, from time to time, the Company requires customer deposits or letters of credit as a condition of extending credit. The allowance for doubtful accounts totaled approximately $102,000, $205,000, and $199,000 at December 28, 1996, December 31, 1997, and
June 30, 1998, respectively.

     Trade receivables are stated net of estimated chargebacks related to such items as damaged goods, returns, markdowns, and any applicable trade discounts.

     Inventories

     Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

     Cost of inventory represents the aggregate cost of direct materials, direct labor, and manufacturing overhead. The manufacturing overhead included in the inventories is based on the ratio of manufacturing expenses to direct labor for each period. Purchased finished goods are recorded at invoice cost, including duty, freight, and insurance.

     Advances to Contractors

     Periodically, the Company advances funds to sewing contractors located in Mexico against specific cuts in order to provide those contractors with sufficient cash to fund a portion of the costs of their sewing operations. Advances are deducted from contractors' invoices when they are presented for payment.

     Property, Plant, and Equipment

     Property, plant, and equipment is stated at cost. Major renewals and betterments are charged to property accounts while replacements, maintenance, and repairs which do not improve or extend the lives of the respective assets are expensed currently. Depreciation is calculated on the straight-line method over the estimated useful economic lives of the assets. Leasehold improvements are amortized on a straight-line method over the lease term.

                               SUN APPAREL, INC.

     Included in office furniture and other equipment (see Note 5) are Company-owned displays and fixtures located in certain customer-owned retail facilities. These displays and fixtures are amortized over their useful lives, generally five years.

     Trademark

     Sun purchased a trademark for $1,500,000 plus the unamortized portion of a license fee for approximately $348,000, which aggregates to a total basis of approximately $1,848,000. This amount is being amortized over fifteen years. At December 28, 1996, December 31, 1997, and June 30, 1998 accumulated amortization amounted to approximately $522,000, $645,000, and $707,000, respectively.

     Revenue Recognition

     Sales are recorded at the time the product is shipped. Sales in the consolidated statements of income are recorded net of a provision for trade, volume, and other discounts, as well as for returns and allowances.

     Sales to Major Customers and Concentration of Credit Risk

     During 1995, 1996, and 1997, respectively, approximately 13%, 13%, and 9% of consolidated net sales were made to one large discount retailer. During 1995, 1996, and 1997, respectively, approximately 4%, 13%, and 14% of consolidated net sales were made to a group of affiliated retailers. Amounts due from these customers at December 30, 1995, December 28, 1996, and December 31, 1997 totaled approximately $6,691,000, $13,915,000, and $10,732,000, respectively, substantially all of which was collected after year-end.

     Sun purchases the majority of its piece goods inventory from five principal suppliers. While these suppliers provide a significant share of the piece goods used by Sun, piece goods used are substantially generic products and can be provided by a number of other suppliers on comparable terms. Sun believes its relationship with its existing suppliers is satisfactory.

     Advertising Costs

     Advertising expenses of Sun include costs related to print media, including magazines, newspapers and industry publications, and television advertising. Total advertising expense amounted to approximately $4,936,000, $12,143,000, and $16,176,000 for the years ended 1995, 1996, and 1997, respectively, and $6,562,000 and $5,666,000 for the six months ended June 30, 1997 and 1998.
Advertising costs are expensed as incurred.

     Loan Origination Costs

     In connection with the refinancing transaction (see Note 7), the Company incurred approximately $7,600,000 in loan origination costs. Accumulated amortization of these loan origination costs was approximately $292,000 and $876,000 at December 31, 1997 and June 30, 1998, respectively. Loan origination costs, which are being amortized using a method that approximates the effective interest method over the term of the related debt, are included in other assets in the balance sheet.

     Loan origination costs totaling approximately $857,000 were expensed and reported as an extraordinary item in the statement of income when the related debt was retired concurrent with the Recapitalization (see Note 2).

     Income Taxes

     Effective September 26, 1997, the Company terminated its Subchapter S tax status (see Note 9). The Company became subject to the provisions of Financial Accounting Standards Board (FASB) Statement

                               SUN APPAREL, INC.

No. 109, "Accounting for Income Taxes," on September 26, 1997. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws which will be in effect when the differences are expected to reverse. Prior to the termination of its Subchapter S tax status, federal income tax expense was not recognized in the financial statements of the Company. The federal tax liability was the shareholders' rather than the Company's.

     Interim Financial Data

     The consolidated financial statements and related information as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, such consolidated financial statements reflect all adjustments (consisting of normal recurring entries) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, cash flows, and changes in shareholders' equity of the Company for such periods. Interim period results are not necessarily indicative of the results to be achieved for the entire year.

     Reclassifications

     Certain prior year amounts in the financial statements have been reclassified to conform to current year presentation.

     Comprehensive Income

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes new rules for the reporting and display of comprehensive income and its components. These disclosures are required for the first quarter of 1998. FAS 130 requires changes such as unrealized gains or losses on available-for-sale securities and foreign currency translation adjustments, which currently are reported in shareholders' equity, to be included in other comprehensive income and the disclosure of total comprehensive income. Currently, the Company has no transactions that generate items of other comprehensive income, and the adoption of FAS 130 is not expected to have a significant impact on the financial statement disclosures.

     Business Segments

     In June 1997, the FASB issued Statement No. 131, "Financial Reporting for Segments of a Business Enterprise" (FAS 131). FAS 131 specifies the computation, presentation, and disclosure requirements for business segment information, and requires that segments be identified based on internal financial reporting at the level reported to the chief operating decision maker. FAS 131 supersedes FAS 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. FAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt FAS 131 for its December 31, 1998 financial statements, and expects to disclose financial information for two operating segments, the Polo Jeans division and the Sun division.

     Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 establishes new rules for the accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of FAS 133 is not expected to have a significant impact on the financial statement disclosures.

                               SUN APPAREL, INC.

2.  REORGANIZATION AND RECAPITALIZATION

     On September 26, 1997, the shareholders of Sun reorganized certain entities under their common control (the Reorganization) as a result of which the Satellite Companies became wholly-owned subsidiaries of Sun. The Reorganization involved exchanging all of the outstanding stock of the Satellite Companies for stock of Sun (consisting of 189 shares of common stock, 2,174 shares of Series B Preferred Stock totaling approximately $435,000, and 8,935 shares of Series C Preferred Stock totaling $1,787,000) and cash. These transactions have been accounted for as a combination of entities under common control, and accordingly, the Satellite Companies are reflected at their historical carry-over basis in the consolidated financial statements.

     Also on September 26, 1997, the Company completed a recapitalization transaction (the Recapitalization) under which Sun redeemed 67,336.67 shares of its common stock held by an individual and his related family interests (the Selling Shareholders) and exchanged 30,072.33 shares of its common stock held by the former minority shareholder and his family interests (the Continuing Shareholders) for 198,891 shares of Series B Preferred Stock totaling $39,778,000. Additionally, Sun issued 215,000 shares of Series A Preferred Stock to Vestar/Sun Holding Company, LLC (Vestar) for $43,000,000 in cash and Vestar purchased 1,512 shares of Sun common stock directly from the Continuing Shareholders such that, after the Recapitalization, Vestar owned 40% and the Continuing Shareholders owned 60% of the common equity interests of the Company. The above transactions have been accounted for as a recapitalization, and as such, there was no change in the carrying values of the Company's net assets.

     As a result of the Reorganization and Recapitalization, the Selling Shareholders and the Continuing Shareholders received total cash of $147,411,000 and $30,000,000, respectively. These distributions and related fees and expenses were financed by using the proceeds from equity issuances, bank debt, and subordinated debt (see Notes 7 and 8).

3.  DUE FROM FACTORS

     Sun has agreements with three commercial finance companies which provide for the factoring of certain trade receivables of its selling divisions. These receivables are factored without recourse as to credit risk, but with recourse for any claims by the customers for chargebacks in the normal course of business relating to damaged goods, returns, markdowns, and any applicable trade discounts. Such receivables sold without recourse are reflected in the accompanying financial statements as due from factors. Sun is charged a factoring commission ranging from .50% to .60% of factored sales. The factoring commissions are included in factoring charges in the accompanying financial statements. Upon collection of the receivables, the factors forward the related payment to Sun's primary lender for credit to Sun's account.

4.  INVENTORIES

     Inventories consist of the following (in thousands):

                                                   DECEMBER 28    DECEMBER 31    JUNE 30
                                                      1996           1997         1998
                                                   -----------    -----------    -------
Finished goods...................................    $31,501        $33,646      $42,684
Work-in-process..................................     10,274         12,746       20,702
Piece goods......................................      7,297          5,303        4,916
Trim and supplies................................      5,888          6,009        7,043
                                                     -------        -------      -------
                                                     $54,960        $57,704      $75,345
                                                     =======        =======      =======

                               SUN APPAREL, INC.

5.  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consists of the following balances (in thousands):

                                                                               ESTIMATED
                                       DECEMBER 28   DECEMBER 31   JUNE 30    USEFUL LIFE
                                          1996          1997        1998       IN YEARS
                                       -----------   -----------   -------   -------------
Land.................................    $ 1,418       $ 1,560     $ 1,560         -
Building and improvements............     12,599        13,203      12,439     30 - 31.5
Production and processing
  equipment..........................     18,995        19,907      18,915       5 - 7
Computer equipment...................      4,236         6,586       7,601         5
Office furniture and other
  equipment..........................      7,977        15,040      19,714       5 - 7
Leasehold improvements...............      2,138         2,564       3,061   Life of Lease
Autos and truck......................        252           389         437      5 - 10
                                         -------       -------     -------
                                          47,615        59,249      63,727
Less accumulated depreciation........     19,222        25,167      27,106
                                         -------       -------     -------
                                         $28,393       $34,082     $36,621
                                         =======       =======     =======

     Depreciation expense for 1995, 1996, and 1997 was approximately $2,800,000, $6,578,000, and $5,703,000, respectively. Fully depreciated assets have been written off the books, although some may still be in use. Computer equipment at December 31, 1997 and June 30, 1998 includes $867,000 of assets held under capital leases, and amortization of these leases is included in depreciation expense.

6.  GROUP HEALTH INSURANCE

     The Company maintains self-insurance group health plans for U.S. employees. The plans provide medical benefits coverage for qualified and participating employees. For protection against significant claims, the Company has obtained coverage for claims in excess of $20,000 per employee. The amount charged to health insurance expense is based upon benefits paid and expected liabilities and includes the insurance premiums. Management believes that the accrued liability as of December 31, 1997 is adequate to cover future benefit payments for claims that occurred prior to year-end.

7.  BANK CREDIT COMMITMENT AND FACILITY

     On September 26, 1997, Sun entered into a new Loan Agreement (the Facility) that provides for up to $235,000,000 in committed credit by a group of participating banks. A Swingline Loan facility of $10,000,000 is provided within the Facility to accommodate zero balance banking. The Facility provides for aggregate term debt, consisting of two term loans, of $155,000,000. The first Term Loan (Term Loan A) provides for $45,000,000 payable in escalating quarterly payments beginning March 31, 1998 at $500,000 and increasing to $1,250,000, $1,750,000, $2,500,000, and $3,650,000 for the years 1999, 2000, 2001 -- 2002, and 2003, respectively, with the final payment of $3,700,000 being due on September 30, 2003. The second Term Loan (Term Loan B) provides $110,000,000 payable in sixteen quarterly payments of $250,000 from March 31, 1999 to December 31, 2002, four quarterly payments of $4,000,000 from March 31, 2003 to December 31, 2003, and three quarterly payments of $30,000,000 from March 31, 2004 to September 30, 2004. Interest is payable quarterly on the outstanding term loans at interest rate options selected by Sun. The interest rate options for all outstanding amounts (term loans and revolving credit loans) are based upon the Prime Rate, the Federal Funds Effective Rate, or LIBOR (plus applicable margin based on the leverage ratio as of the determination date) as defined by the Facility. At December 31, 1997, Sun's interest rate was 8.74%, 9.24%, and 8.74% for Term Loan A, Term Loan B, and the revolving credit loans, respectively. Borrowings under the

                               SUN APPAREL, INC.

Facility are secured by factor receivable balances, trade receivables, inventories, machinery and equipment, real property, and intangibles.

     In addition to the term loans, the Facility provides for revolving credit loans (Revolving Loans) to Sun from September 26, 1997 to September 30, 2003, in aggregate amount outstanding at any one time up to $80,000,000. The aggregate amount of all Revolving Loans (plus Swingline Loans) at any time outstanding shall not exceed the Borrowing Base (as hereinafter defined) then in effect. The Borrowing Base is defined as the sum of (i) eighty-five percent (85%) of (a) all eligible nonpurchased accounts; plus (b) the lesser of (1) $3,000,000 or (2) all eligible collectible chargebacks less collectible chargeback reserve; plus (c) all eligible factored credit balances; and (ii) the lesser of (a) $1,000,000 or
(b) fifty percent (50%) of accrued settlements; and (iii) the lesser of (a) the inventory cap or (b) the sum of (1) fifty-five percent (55%) of all eligible inventory and (2) thirty-five percent (35%) of eligible inventory related to "unwashed" finished goods; and (iv) an amount equal to (a) fifty percent (50%) of the face amount of all issued and outstanding trade letters of credit less
(b) a reserve for estimated costs and expenses required to be paid in order to take possession of any inventory which is then in transit. At December 31, 1997, Sun had approximately $70,427,000 ($88,305,000 at June 30, 1998) available under the Borrowing Base, of which $27,000,000 ($28,900,000 at June 30, 1998) was utilized under the Revolving Credit Facility.

     The Facility also provides for irrevocable letters of credit to be issued against credit loans on behalf of Sun up to $30,000,000, subject to certain borrowing limitations.

     The Facility contains restrictive covenants relating to, among other things, additional borrowings, additional liens, additional guarantees, the declaration or payment of dividends, transactions with subsidiaries, mergers or acquisitions, investments, asset sales, and capital expenditures. The Facility includes certain financial covenants including, but not limited to, minimum interest coverage, minimum fixed charge coverage, and a minimum leverage ratio.

     As required by the Facility, the Company has entered into certain interest rate protection agreements covering $77,500,000 (50%) of its borrowings under the Facility. As of December 31, 1997, these agreements were in a net unfavorable position with a fair market value of approximately $222,000.

     Under its prior credit agreement as of December 28, 1996, Sun's interest rate was 7.56% and 8.06% for a $25,000,000 term loan and a $34,250,000 revolving credit loan, respectively. All amounts outstanding under the prior credit agreement were repaid using proceeds from the new Facility.

8.  DEBT

     Long-Term Debt

     Long-term debt consisted of the following (in thousands):

                                                  DECEMBER 28    DECEMBER 31    JUNE 30
                                                     1996           1997          1998
                                                  -----------    -----------    --------
Term Loan A -- term note portion of the
  September 26, 1997 Loan Agreement (see Note
  7) -- payable in graduating quarterly
  principal installments........................    $    --       $ 45,000      $ 44,000
Term Loan B -- term note portion of the
  September 26, 1997 Loan Agreement (see Note
  7) -- payable in graduating quarterly
  principal installments........................         --        110,000       110,000

                               SUN APPAREL, INC.

                                                  DECEMBER 28    DECEMBER 31    JUNE 30
                                                     1996           1997          1998
                                                  -----------    -----------    --------
Mortgages payable, secured by real property,
  payable in monthly installments of $34,403
  beginning in 1994 through 2006 plus interest
  at .5% below prime (8% at December 31,
  1997).........................................      2,723          2,490         2,381
Note payable -- term note portion of the March
  27, 1997 Loan Agreement (see Note
  7) -- payable in quarterly installments of
  $1,250,000 beginning in 1997 through 2002 plus
  interest at the interest rate option selected
  by Sun........................................     25,000             --            --
Note payable -- trademark -- payable in four
  annual principal installments of $250,000
  beginning in 1995 through 1998 plus interest
  at Bank of America's prime (7.5% at December
  28, 1996).....................................        500             --
Mortgage payable, secured by real property,
  payable in monthly installments of $27,550
  including interest at 11% per annum with a
  final installment due on November 1, 2001.....      1,267          1,066           957
Note payable to bank, secured by equipment,
  payable in monthly installments of $95,007
  through year 2000 plus interest at 2.54% over
  the federal funds rate (8.06% at December 28,
  1996).........................................      3,432             --            --
Capital lease for computer and related equipment
  and software, with interest rates varying from
  3.39% to 4.9%, payable in monthly installments
  of $19,666 over five years, beginning April
  1997..........................................         --            713           415
Other...........................................        707            342           184
                                                    -------       --------      --------
                                                     33,629        159,611       157,937
Less current portion............................      6,330          3,000         4,228
                                                    -------       --------      --------
                                                    $27,299       $156,611      $153,709
                                                    =======       ========      ========

     Subordinated Debt

     As a part of the Recapitalization (Note 2) on September 26, 1997, Sun and all subsidiaries (through intercompany advances from Sun) repaid a majority of third-party debt and all subordinated debt outstanding, except a noninterest-bearing note payable to an affiliated entity for approximately $1,607,000 which is subordinated through September 30, 1998.

     Subordinated debt at December 28, 1996 included another note to a shareholder for $700,000, with interest payable at 12% per annum, and a shareholder note of $300,000, bearing interest at the rate of 10% per annum. As of December 28, 1996, all interest had been paid, and $100,000 of the subordinated debt was current.

     Also as a part of the Recapitalization, Sun entered into two notes payable to Vestar (the Vestar Notes) in the aggregate amount of $30,000,000, bearing interest at 17.9%. A portion of interest (as defined in the agreement) is payable annually in cash prior to September 25, 2003, but only to the extent that payment of interest does not violate any senior obligations (any unpaid interest accumulates as additional principal). After September 25, 2003, interest is payable annually in arrears. The Vestar Notes have been subordinated to all

                               SUN APPAREL, INC.

creditors until their due dates at September 25, 2007 and are subject to prepayment penalties prior to maturity as follows:

PERIOD OF PREPAYMENT                                            PENALTY AMOUNT
--------------------                                            --------------
Prior to September 26, 1998.................................     $15,000,000
September 26, 1998 -- September 25, 1999....................      25,000,000
September 26, 1999 -- September 25, 2000....................      35,000,000
September 26, 2000 -- September 25, 2001....................      45,000,000

     These penalty amounts are considered to include accrued but unpaid interest, and would be reduced by any cash interest paid.

     The Vestar Notes are subject to mandatory redemption (including applicable prepayment penalties) upon the occurrence of certain events as defined in the note agreement, including changes in equity interests, a public offering of equity securities, and the payment of dividend on any securities in any form other than a dividend of similar equity securities.

     Accrued interest on the Vestar Notes totaled $1,343,000 and $4,028,000 at December 31, 1997 and June 30, 1998, respectively.

     Capital Leases

     In April 1997, Sun entered into two capital leases for computer equipment. The minimum monthly lease payment, including interest, for both leases is approximately $20,000 through March 2001.

     Principal Maturities

     Scheduled principal payments on all debt and capital leases as of December 31, 1997 are as follows (in thousands):

                                                      CAPITAL LEASE
                                      SUBORDINATED      PRINCIPAL      LONG-TERM
                                          DEBT          PAYMENTS         DEBT       TOTAL DEBT
                                      ------------    -------------    ---------    ----------
1998................................    $ 1,607           $214         $  2,787      $  4,608
1999................................         --            216            6,492         6,708
2000................................         --            223            8,540         8,763
2001................................         --             60           11,594        11,654
2002................................         --             --           11,306        11,306
2003 and thereafter.................     30,000             --          145,179       175,179
                                        -------           ----         --------      --------
                                        $31,607           $713         $185,898      $218,218
                                        =======           ====         ========      ========

     Fair Value

     Substantially all debt is floating rate or has been issued in the near term, and the carrying value approximates market value.

9.  INCOME TAXES

     On September 26, 1997, the Company terminated its Subchapter S tax status and converted to a C corporation for federal income tax purposes. Simultaneously, the Company became subject to the provisions of the FASB Statement No. 109, "Accounting for Income Taxes" (FAS 109). FAS 109 requires that the deferred tax effects of a change in tax status be included in income from continuing operations at the date of

                               SUN APPAREL, INC.

the change in tax status. The effect of the change from S corporation to C corporation status as of September 26, 1997 was to increase net income by approximately $1,958,000.

     The Company provides for all foreign income taxes. No federal income taxes have been provided for the earnings of its Mexican subsidiary, Pami. These earnings are limited by its Maquiladora arrangement, and the Company considers these earnings to be permanently reinvested.

     Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company's net deferred tax assets and liabilities are as follows (in thousands):

                                                              DECEMBER 31    JUNE 30
                                                                 1997         1998
                                                              -----------    -------
Deferred tax liabilities:
  Depreciable property......................................    $  768       $  632
  Display costs.............................................        48           49
  Polo royalty waiver.......................................       212          394
                                                                ------       ------
Total deferred tax liabilities..............................     1,028        1,075
Deferred tax assets:
  Depreciable property......................................       577          594
  Transaction fees, loan costs..............................       937          887
  Inventory.................................................       398          410
  Allowance for doubtful accounts...........................        70           72
  Patent costs..............................................        34           36
  Fixture installation costs................................       460           --
  Other.....................................................        27           27
                                                                ------       ------
Total deferred tax assets...................................     2,503        2,026
                                                                ------       ------
Net deferred tax asset......................................    $1,475       $  951
                                                                ======       ======

     The current and deferred income tax provisions (benefits) included in income tax expense are as follows:

                                             YEARS ENDED                    SIX MONTHS ENDED
                              -----------------------------------------    ------------------
                              DECEMBER 30    DECEMBER 28    DECEMBER 31    JUNE 30    JUNE 30
                                 1995           1996           1997         1997       1998
                              -----------    -----------    -----------    -------    -------
Current:
  Federal...................     $ --           $ --          $3,247        $ --      $4,256
  State.....................      542            706           1,297         756         219
  Foreign...................       --            157             605          --         327

Deferred federal............       --             --          (1,475)         --         524
                                 ----           ----          ------        ----      ------
                                 $542           $863          $3,674        $756      $5,326
                                 ====           ====          ======        ====      ======

                               SUN APPAREL, INC.

     The reconciliation of income tax attributable to continuing operations computed at U.S. federal statutory rates to income tax expense is as follows (in thousands):

                                                              DECEMBER 31    JUNE 30
                                                                 1997         1998
                                                              -----------    -------
Tax at statutory rate (34% for December 31, 1997 and 35% for
  June 30, 1998)............................................    $9,095       $4,298
Effect of S corporation status through September 25, 1997...    (5,053)          --
Effect of change in tax status as of September 26, 1997.....    (1,958)          --
Permanent differences.......................................        62           52
State tax expense, net of federal benefit...................       857          142
Excess of foreign over U.S. tax rate........................       380          327
Tax effect of loss on debt extinguishment -- separately
  stated....................................................       291           --
Fixture installation costs..................................        --          550
Effect of increase in statutory rates on existing temporary
  differences...............................................        --          (43)
                                                                ------       ------
                                                                $3,674       $5,326
                                                                ======       ======

10.  PREFERRED STOCK

     Series A Cumulative Participating Preferred Stock (Series A) is senior to the Company's common stock and other preferred stock with respect to dividends, distributions of assets, or liquidation. Series B Cumulative Participating Preferred Stock (Series B) and Series C Cumulative Participating Preferred Stock (Series C) are of equal parity, are junior to Series A, and are senior to the Company's common stock with respect to dividends, distributions of assets, or liquidation. Dividends accrue at 13% on Series A, B, and C, are cumulative, and are payable in cash when dividends are declared. At December 31, 1997 and June 30, 1998, accumulated unpaid dividends on all preferred stock totaled approximately $2,916,000 ($6.86 per share) and $8,441,000 ($19.86 per share), respectively.

     The Series A shares are redeemable at the option of the Company at any time at a price of $200 per share (Redemption Price) plus any accumulated and unpaid dividends.

     If the Company or any of its subsidiaries enters into an agreement which constitutes a change of control as defined in the Statement of Designation of Series A, the Company must offer to redeem the outstanding shares of Series A at the Redemption Price plus any accumulated and unpaid dividends.

     If the Company undergoes an initial public offering (IPO), the Company must offer to redeem the outstanding shares of Series A, B, and C at the Redemption Price plus any accumulated and unpaid dividends. Shares of Series A, B, or C not redeemed will be converted to shares of common stock. The number of shares of common stock issued will be determined by dividing the Redemption Price by the IPO price.

     The Redemption Price is subject to adjustment for any stock splits or combinations.

     Series A participates at a rate of 20%, payable in cash, of any dividends declared on the common stock. Series B and C participate at a rate of 30%, payable in cash, of any dividends declared on the common stock.

11.  PRO FORMA DATA (UNAUDITED)

     Pro forma net income for the years ended December 30, 1995, December 28, 1996, and December 31, 1997, and for the six months ended June 30, 1997, have been determined assuming that the Company had been taxed as a C corporation for federal and certain state income tax purposes for such periods.

                               SUN APPAREL, INC.

12.  LEASES AND LEASE ARRANGEMENTS

     On June 24, 1994, Lone Star entered into a ten year operating lease for sales offices in New York City. The agreement provides for annual rentals of approximately $266,000.

     On November 17, 1995, R.L. entered into a ten year operating lease for sales offices in New York with a graduating minimum annual rental of approximately $383,000 for the first five years and approximately $435,000 for the second five years. Additionally, R.L. has month-to-month arrangements totaling approximately $34,000 per month.

     On December 5, 1995, Sun entered into a three year operating lease for a warehouse in El Paso. The agreement, as amended, provides for minimum annual payments of $404,000.

     On June 30, 1996, Lone Star entered into a five year operating lease for sales offices in New York City for approximately $90,000 per month.

     The minimum rental under all operating leases as of December 31, 1997 with initial or remaining terms of more than one year are as follows:

                                                      TOTAL
                                                      ------
1998..............................................    $1,276
1999..............................................       823
2000..............................................       743
2001..............................................       705
2002..............................................       701
2003 and thereafter...............................     2,354
                                                      ------
                                                      $6,602
                                                      ======

     The total rent expense for Sun for the years ended December 28, 1996 and December 31, 1997 was $2,033,000 and $2,773,000, respectively.

13.  COMMITMENTS AND CONTINGENCIES

     Approximately 9% and 5% of Sun's sales were made under trademark licensing agreements, other than Polo/Ralph Lauren Companies (see Note 14), for the years 1996 and 1997, respectively. One such royalty agreement is currently in a renewal term of forty-eight months ending December 31, 1999, and provides for the payment of graduating royalties from 5.0% to 3.8% if certain net sales levels are achieved. The other agreements call for minimum royalties and advertising costs ranging from .75% to 1.5% of net sales. The total royalty and advertising payments per these agreements in 1996, 1997, and for the six months ended June 30, 1997 and 1998 amounted to approximately $1,444,000, $1,174,000, $520,000, and $461,000, respectively, and are included in selling, general, and administrative expenses. During the current renewal term of the principal trademark licensing agreement, the minimum annual royalties are $800,000, $600,000, and $400,000 for 1997 through 1999, respectively.

     In 1990, GTX entered into an agreement with the owners of the Ricci acid wash patent, under which GTX is licensed to use the process and to produce products under a royalty arrangement, and pursuant to which GTX has undertaken a licensing and patent protection program. GTX is required to pay royalties to the patent owners on its own production and to make payments to them of a defined portion of amounts generated through the licensing and patent protection program. A number of companies have entered into licensing and settlement agreements with GTX, and GTX has been involved in several lawsuits regarding patent validity and recovery of damages from infringement. In October 1997, a settlement was reached on all outstanding lawsuits related to patent infringement, and GTX received a settlement of $1,386,000 which is included in

                               SUN APPAREL, INC.

other income for 1997. GTX's and its licensees' use of the patented acid wash process has declined significantly and was minimal in 1997.

     The Company is party to several lawsuits in the normal course of business. Management believes that the outcome of these claims is not determinable at December 31, 1997, and that ultimate resolution will not have a material adverse effect on the Company's financial position or results of operations.

14.  LICENSE AGREEMENT WITH POLO/RALPH LAUREN COMPANIES

     In September 1995, Sun entered into a license agreement and a design services agreement covering men's apparel products with the Polo/Ralph Lauren Companies (Polo), which were expanded in October 1995 to include women's apparel products. Under the agreements, Polo has granted Sun an exclusive license to use certain Polo trademarks. The initial term of the license agreement is from August 1, 1995 to December 31, 2000 and may be renewed by Sun in five year increments for up to 30 additional years if certain sales requirements are met.

     Under the agreements, Sun is required to pay Polo royalties equal to 7% of net sales of the licensed products. Approximately 35% and 55% of Sun's sales were made under this agreement for the years 1996 and 1997, respectively. The total royalty payment per this agreement amounted to $7,035,000 and $11,504,000 for the years 1996 and 1997, respectively. Commencing in 2001, certain minimum annual royalty payments are required if Sun exercises its renewal options.

     For the six months ended June 30, 1997 and 1998, approximately 53% and 60% of Sun's sales were made under the Polo agreement. Polo royalty expenses aggregated approximately $3,857,000 and $6,635,000, respectively, for these periods.

     Sun is obligated to spend on advertising an annual amount equal to 3% of net sales of licensed products, but not less than $20,000,000 for the launch of the lines through December 31, 1997. Sun incurred launch advertising expense for the two years ended December 28, 1996 and December 31, 1997 of approximately $9,639,000 and $12,861,000, respectively, meeting the two year minimum launch advertising requirements.

     Renewal by Sun after 2010 requires a one-time payment of $25,000,000 or, at Sun's option, a transfer of a 20% interest in its Polo jeanswear business to Polo. Polo has the one-time right, in blockage of such renewal, to purchase Sun's Polo jeanswear business at the end of 2010 for 80% of its then fair market value, as defined, payable in cash.

15.  YEAR 2000 ISSUE (UNAUDITED)

     The Company has developed a plan to modify its information technology to be ready for the year 2000 and has begun converting critical data processing systems. The Company currently expects the project to be substantially complete by early 1999 and to cost between $750,000 and $1,000,000. This estimate includes internal costs as well as consulting help. It also includes the cost of software purchases where applicable. The Company does not expect this project to have a significant effect on operations. This project started in early 1998. The Company will continue to implement systems with strategic value simultaneously with Year 2000 development.

                               SUN APPAREL, INC.

16.  VALUATION AND QUALIFYING ACCOUNTS

     Valuation and qualifying accounts included the following (in thousands):

                                             BALANCE       CHARGED TO                  BALANCE
                                           BEGINNING OF    COSTS AND        NET        END OF
                                               YEAR         EXPENSES     WRITE-OFFS     YEAR
                                           ------------    ----------    ----------    -------
1997
  Allowance for doubtful accounts........      $102           $269          $166        $205
1996
  Allowance for doubtful accounts........        78             89            65         102
1995
  Allowance for doubtful accounts........         -             78             -          78

17.  SUBSEQUENT EVENT

     On September 10, 1998, the Company entered into an agreement to merge with a wholly-owned subsidiary of Jones Apparel Group, Inc. (Jones). Under the terms of the merger, the shareholders of the Company will exchange all the outstanding shares of the Company's common stock for approximately $125 million in cash and approximately 4.8 million shares of Jones common stock (subject to final adjustment on closing).

     Under the terms of the merger agreement, the preferred stock will be treated as if converted to common stock and will be exchanged for cash and Jones common stock as described above. Additionally, all existing bank debt of the Company will be assumed and refinanced by Jones. The merger transaction, if consummated, will trigger mandatory redemption of the Vestar Notes, including applicable prepayment penalties.

(B) PRO FORMA FINANCIAL INFORMATION

     Jones has included the following unaudited pro forma consolidated financial statements to illustrate the estimated effects of the Acquisition and related transactions, including the Offering, as if they had occurred as of January 1, 1997, for purposes of the pro forma consolidated statements of operations, and as of June 28, 1998, for purposes of the pro forma consolidated balance sheet. Management believes that the assumptions used provide a reasonable basis for presenting the estimated effect directly attributable to the Acquisition and related transactions, including the Offering and the entering into the Senior Credit Facilities (but excluding any potential future payments by Jones based on Sun's operating performance). The pro forma consolidated financial statements do not purport to represent what the results of operations or financial position of Jones would actually have been if the Acquisition and related transactions had in fact occurred on such dates, nor do they purport to project the results of operations or financial position of Jones for any future period or date. You should read these statements together with the Sun historical consolidated financial statements and the discussion of the Acquisition set forth above and the Jones historical consolidated financial statements previously filed.

     The Acquisition will be accounted for using the purchase method of accounting. Under this method, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price (which is subject to certain closing adjustments as defined in the Merger Agreement), including estimated fees and expenses related to the Acquisition, over the net assets acquired ("goodwill") is classified with intangibles on the accompanying unaudited pro forma consolidated balance sheet. In addition to the purchase price, there will be contingent payments payable in the future as defined in the Merger Agreement, which amounts cannot be determined presently and are not included herein. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments.

                           JONES APPAREL GROUP, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 28, 1998

                                                           JONES         SUN        PRO FORMA
                                                         HISTORICAL   HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                         ----------   ----------   -----------      ----------
                                                                            (IN THOUSANDS)
ASSETS
CURRENT:
Cash and cash equivalents..............................  $  45,567     $  1,354     $  33,150(c)    $   80,071
Due from factors.......................................         --       17,224                         17,224
Accounts receivable....................................     93,367       44,455                        137,822
Inventories............................................    259,498       75,345         1,850(b)       336,693
Receivable from and advances to contractors............     12,978          242                         13,220
Prepaid and refundable income taxes....................      4,705           --                          4,705
Deferred taxes.........................................     28,333           --         9,315(b)        37,648
Prepaid expenses and other current assets..............     10,434        7,583                         18,017
                                                         ---------     --------     ---------       ----------
         TOTAL CURRENT ASSETS..........................    454,882      146,203        44,315          645,400
PROPERTY, PLANT AND EQUIPMENT..........................    111,387       36,621        (3,000)(b)      145,008
CASH RESTRICTED FOR CAPITAL ADDITIONS..................      3,754           --                          3,754
INTANGIBLES............................................     29,539           --       331,657(b)       361,196
LOAN ORIGINATION COSTS.................................         --        6,759        (6,759)(b)           --
OTHER ASSETS...........................................     20,023        3,846         4,750(c)        28,619
                                                         ---------     --------     ---------       ----------
                                                         $ 619,585     $193,429     $ 370,963       $1,183,977
                                                         =========     ========     =========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Short-term borrowings..................................  $     881     $     --     $ 127,775(b)    $       --
                                                                                     (128,656)(c)
Current portion of long-term debt......................      1,529        4,228        (4,228)(c)        1,529
Current portion of capital lease obligations...........      3,753           --                          3,753
Accounts payable.......................................     78,800       27,457                        106,257
Taxes payable..........................................         --        5,033         7,500(b)        12,533
Due to related parties.................................         --        1,607        (1,607)(c)           --
Accrued expenses and other current liabilities.........     18,246       19,309        33,500(b)        56,055
                                                                                      (15,000)(c)
                                                         ---------     --------     ---------       ----------
         TOTAL CURRENT LIABILITIES.....................    103,209       57,634        19,284          180,127
                                                         ---------     --------     ---------       ----------
NONCURRENT LIABILITIES:
Obligations under capital leases.......................     28,195           --                         28,195
Bank credit facility...................................         --       28,900       (28,900)(c)           --
Subordinated debt......................................         --       30,000       (30,000)(c)           --
Term loan..............................................         --           --       100,000(c)       100,000
Notes..................................................         --           --       300,000(c)       300,000
Long-term debt.........................................     12,719      153,709      (153,709)(c)       12,719
Other..................................................      6,107        1,075                          7,182
                                                         ---------     --------     ---------       ----------
         TOTAL NONCURRENT LIABILITIES..................     47,021      213,684       187,391          448,096
                                                         ---------     --------     ---------       ----------
         TOTAL LIABILITIES.............................    150,230      271,318       206,675          628,223
                                                         ---------     --------     ---------       ----------
EXCESS OF NET ASSETS ACQUIRED OVER COST................        614           --                            614
                                                         ---------     --------                     ----------

---------------
(see footnotes on following page)

                           JONES APPAREL GROUP, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                           JUNE 28, 1998 (CONTINUED)

                                                           JONES         SUN        PRO FORMA
                                                         HISTORICAL   HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                         ----------   ----------   -----------      ----------
                                                                            (IN THOUSANDS)
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock........................................         --       93,441       (93,441)(b)           --
Common stock...........................................      1,099          417          (369)(b)        1,147
Additional paid in capital.............................    135,688       15,582        70,769(b)       222,039
Retained earnings (deficit)............................    502,565     (187,329)      187,329(b)       502,565
Accumulated other comprehensive income.................     (1,800)          --            --           (1,800)
                                                         ---------     --------     ---------       ----------
                                                           637,552      (77,889)      164,288          723,951
Less treasury stock....................................   (168,811)          --            --         (168,811)
                                                         ---------     --------     ---------       ----------
           TOTAL STOCKHOLDERS' EQUITY (DEFICIT)........    468,741      (77,889)      164,288          555,140
                                                         ---------     --------     ---------       ----------
                                                         $ 619,585     $193,429     $ 370,963       $1,183,977
                                                         =========     ========     =========       ==========

---------------
(a) A purchase accounting valuation of Sun's assets and liabilities has not been completed. Upon completion of such valuation, Jones will allocate the purchase price to Sun's assets and liabilities, both tangible and intangible, with the excess of the cost over the fair value of the net assets acquired allocated to goodwill. Management expects that, based on such allocation, additional purchase accounting adjustments will be made to Sun's assets and liabilities.

(b) To record the purchase of Sun for approximately $214.2 million, comprised of the following: cash -- $125.0 million; the issuance of 4.8 million shares of Jones common stock valued at $86.4 million; and transaction costs -- $2.8 million. For accounting purposes, the common stock was valued at $18.00 per share (the closing price on September 10, 1998, the date the Merger Agreement was signed and announced). The deferred tax asset adjustment of $9.3 million reflects deferred taxes associated with the acquired identifiable assets other than goodwill. The purchase price was allocated to the fair value of the net assets acquired as summarized below (in millions, with all amounts preliminary and subject to revision upon closing of the Acquisition):

Inventory...................................................  $  1.9
Deferred taxes..............................................     9.3
Loan origination costs......................................    (6.8)
Property, plant and equipment...............................    (3.0)
Intangibles, including goodwill.............................   331.7
Taxes payable...............................................    (7.5)
Loan prepayment penalty.....................................   (15.0)
Accrued expenses and other current liabilities..............   (18.5)
Elimination of Sun's historical stockholders' deficit.......   (77.9)
                                                              ------
          Total purchase price..............................  $214.2
                                                              ======

     These adjustments do not include future payments under Sun's Polo Jeans license which would not materially impact the purchase price.

(c) Reflects the funding of the cash portion of the purchase price, transaction costs, Sun loan prepayment penalties and the refinancing of all Sun's long-term debt and Jones' short-term borrowings using $300.0 million of Notes and $100.0 million of the Senior Credit Facilities.

                           JONES APPAREL GROUP, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 28, 1998

                                                       JONES         SUN        PRO FORMA
                                                     HISTORICAL   HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                     ----------   ----------   -----------    ---------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales..........................................   $685,512     $206,865      $            $892,377
Licensing income...................................      6,816           --                      6,816
                                                      --------     --------                   --------
  Total revenues...................................    692,328      206,865                    899,193
Cost of goods sold.................................    453,647      129,636          (50)(a)   583,233
                                                      --------     --------      -------      --------
  Gross profit.....................................    238,681       77,229           50       315,960
Selling, general and administrative expenses.......    133,599       52,924                    186,523
Amortization of intangibles........................         --           --        5,528(b)      5,528
                                                      --------     --------      -------      --------
  Operating income.................................    105,082       24,305       (5,478)      123,909
Interest expense and finance costs.................      2,446       12,051          820(d)     15,450
                                                                                     133(c)
Interest income....................................       (856)         (27)                      (883)
                                                      --------     --------      -------      --------
  Income before provision for income taxes.........    103,492       12,281       (6,431)      109,342
Provision for income taxes.........................     39,844        5,326         (348)(e)    44,822
                                                      --------     --------      -------      --------
Net income.........................................   $ 63,648     $  6,955      $(6,083)     $ 64,520
                                                      ========     ========      =======      ========
Earnings Per Share
  Basic............................................   $   0.63                                $   0.61
  Diluted..........................................   $   0.61                                $   0.59
Weighted Average Common Shares Outstanding
  Basic............................................    100,788                     4,800(f)    105,588
  Diluted..........................................    104,707                     4,800(f)    109,507

---------------
(a) Represents adjustments to depreciation and amortization relating to purchase price writedowns of property to estimated market values.

(b) Reflects amortization of acquired intangible assets, including goodwill, over a 30-year period.

(c) Represents the incremental amortization of loan origination costs and related fees under the Notes and the Senior Credit Facilities over the amounts historically recorded by Sun.

(d) Reflects interest expense and other expenses related to the Notes and the Senior Credit Facilities. Interest expense associated with the Notes and the Senior Credit Facilities was calculated based on an average interest rate of 6.25% per year.

    Interest expense includes the following:

                                                               SIX MONTHS
                                                                  ENDED
                                                              JUNE 28, 1998
                                                              -------------
                                                              (IN MILLIONS)
Notes.......................................................      $ 9.4
Senior Credit Facilities....................................        3.1
Capital Leases and Other....................................        2.3
                                                                  -----
                                                                   14.8
Amortization of loan origination costs......................        0.7
                                                                  -----
                                                                  $15.5
                                                                  =====

    An increase or decrease of 25 basis points ( 1/4%) per year represents a change in annual interest expense of approximately $1 million.

(e) Records the income tax effects for the applicable pro forma adjustments.

(f) Represents the incremental shares of common stock of Jones that are issued as part of the purchase price of the Acquisition.

                           JONES APPAREL GROUP, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                              JONES          SUN         PRO FORMA
                                            HISTORICAL    HISTORICAL    ADJUSTMENTS      PRO FORMA
                                            ----------    ----------    -----------      ----------
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales.................................  $1,372,458     $359,672       $              $1,732,130
Licensing income..........................      15,013           --                          15,013
                                            ----------     --------                      ----------
  Total revenues..........................   1,387,471      359,672                       1,747,143
Cost of goods sold........................     940,149      236,203          (100)(a)     1,176,252
                                            ----------     --------       -------        ----------
  Gross profit............................     447,322      123,469           100           570,891
Selling, general and administrative
  expenses................................     250,685       85,715                         336,400
Amortization of intangibles...............          --           --        11,055(b)         11,055
                                            ----------     --------       -------        ----------
  Operating income........................     196,637       37,754       (10,955)          223,436
Interest expense and finance costs........       3,584       10,375        15,470(e)         30,105
                                                                              676(d)
Interest income...........................      (1,556)        (227)                         (1,783)
                                            ----------     --------       -------        ----------
  Income before provision for income
     taxes................................     194,609       27,606       (27,101)          195,114
Provision for income taxes................      72,884        3,674         7,921(c)         78,462
                                                                           (6,017)(f)
                                            ----------     --------       -------        ----------
  Income before extraordinary item........     121,725       23,932       (29,005)          116,652
Loss on early extinguishment of debt......          --          566          (566)(d)            --
                                            ----------     --------       -------        ----------
Net income................................  $  121,725     $ 23,366       $28,439        $  116,652
                                            ==========     ========       =======        ==========
Earnings Per Share
  Basic...................................       $1.17                                        $1.07
  Diluted.................................       $1.13                                        $1.04
Weighted Average Common Shares Outstanding
  Basic...................................     103,797                      4,800(g)        108,597
  Diluted.................................     107,810                      4,800(g)        112,610

---------------
(a) Represents adjustments to depreciation and amortization relating to purchase price writedowns of property to estimated market values.

(b) Reflects amortization of acquired intangible assets, including goodwill, over a 30-year period.

(c) For the period from January 1, 1997 to September 26, 1997, Sun elected to be treated as an S Corporation. The tax provision has been adjusted assuming that Sun had been taxed as a C Corporation for federal and certain state income tax purposes for all of 1997.

(d) Represents the incremental amortization of loan origination costs and related fees under the Notes and the Senior Credit Facilities over the amounts historically recorded by Sun and eliminates the loss on early extinguishment of debt.

(e) Reflects interest expense and other expenses related to the Notes and the Senior Credit Facilities. Interest expense associated with the Notes and the Senior Credit Facilities was calculated based on an average interest rate of 6.25% per year.

    Interest expense includes the following:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
                                                                (IN MILLIONS)
Notes.......................................................        $18.8
Senior Credit Facilities....................................          6.2
Capital leases and Other....................................          3.7
                                                                    -----
                                                                     28.7
Amortization of loan origination costs......................          1.4
                                                                    -----
                                                                    $30.1
                                                                    =====

    An increase or decrease of 25 basis points ( 1/4%) per year represents a change in annual interest expense of approximately $1 million.

(f) Records the income tax effects for the applicable pro forma adjustments.

(g) Represents the incremental shares of common stock of Jones that are issued as part of the purchase price of the Acquisition.

(C) EXHIBITS

    The following exhibits are filed with this Current Report:

 2.1 Agreement and Plan of Merger dated September 10, 1998, by and among the Company, SAI Acquisition Corp., Sun Apparel,
      Inc. and the shareholders of Sun Apparel, Inc.
 4.1 Registration Rights Agreement dated September 10, 1998, by and among the Company and the shareholders of Sun Apparel, Inc.
10.1 Employment Agreement dated September 10, 1998, by and between SAI Acquisition Corp. and Eric A. Rothfeld.
10.2 Employment Agreement dated September 10, 1998, by and between R.L. Management, Inc. and Mindy Grossman.
99.1  Press Release dated September 10, 1998, announcing the
      Merger Agreement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          JONES APPAREL GROUP, INC.
                                          --------------------------------------
                                          Registrant

                                          By: /s/ WESLEY R. CARD
                                            ------------------------------------
                                            Wesley R. Card
                                            Chief Financial Officer
September 24, 1998